Exhibit 10.1

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT

Dated as of July 27, 2021

by and between

KREF LENDING IX LLC,

as Seller,

and

MUFG UNION BANK, N.A.,

as Buyer

i

30.	TAXES	86

31.	U.S. TAX TREATMENT	89

32.	USA PATRIOT ACT	90

33.	SET OFF	90

34.	MISCELLANEOUS	90

35.	RECOGNITION OF THE U.S. SPECIAL RESOLUTION REGIMES	92

36.	ADMINISTRATIVE AGENT	92

ii

ANNEXES and EXHIBITS

ANNEX I	Names and Addresses for Communications between Parties

ANNEX II	Approved Bailees

EXHIBIT A	Form of Transaction Request

EXHIBIT B	Form of Confirmation

EXHIBIT C	Authorized Representatives of Seller

EXHIBIT D	Due Diligence Checklist

EXHIBIT E	Form of Compliance Certificate

EXHIBIT F	Form of Power of Attorney

EXHIBIT G-1	Representations and Warranties Regarding Individual Purchased Assets Consisting of Whole Loans

EXHIBIT G-2	Representations and Warranties Regarding Individual Purchased Assets Consisting of Participation Interests

EXHIBIT H	Intentionally Omitted

EXHIBIT I	Form of Redirection Letter

EXHIBIT J	Form of Bailee Letter

EXHIBIT K	Intentionally Omitted

EXHIBIT L	Form of Amended and Restated Confirmation

EXHIBIT M	Intentionally Omitted

EXHIBIT N-1	Form of Lost Note Affidavit (Non-Florida)

EXHIBIT N-2	Form of Lost Note Affidavit (Florida)

EXHIBIT O	Form of Tier 2 Assignment Document

iii

MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT, dated as of July 27, 2021, is made by and between KREF LENDING IX LLC, a Delaware limited liability company, as Seller, and MUFG UNION BANK, N.A., as Buyer.  Seller and Buyer (each a “Party”) hereby agree as follows.

1.	APPLICABILITY

Subject to the terms and conditions of the Program Documents, from time to time during the Availability Period and at the request of Seller, the Parties may enter into transactions (each a “Transaction”) in which Seller agrees to sell, transfer and assign to Buyer certain Eligible Assets and all related rights in and interests related to such Eligible Assets on a servicing released basis, against the transfer of funds by Buyer representing the Purchase Price for such Eligible Assets, with a simultaneous agreement by Buyer to sell, transfer and assign to Seller and Seller to repurchase such Eligible Assets and all related rights in and interests related to such Eligible Assets on a servicing released basis, in a repurchase transaction at a date not later than the Facility Termination Date, against the transfer of funds by Seller representing the Repurchase Price for such Eligible Assets.

2.	DEFINITIONS

“1934 Act” shall have the meaning specified in Section 24(a) of this Agreement.

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Agreement.

“Accepted Servicing Practices” shall have the meaning given to such term (or any similar or substitute term) in the related Servicing Agreement.

“Account Bank” shall mean Wells Fargo Bank, National Association, or any successor Account Bank appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Account Control Agreement” shall mean the deposit account control agreement entered into pursuant to Section 5(a), among Account Bank, Seller and Buyer relating to the Repo Collection Account and the Reserve Account, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Administrative Agent” shall have the meaning set forth in Section 36(b).

“Affiliate” shall mean, (a) when used with respect to the Seller, Pledgor, Guarantor, REIT or Manager, (i) REIT and any Subsidiary of REIT that is also a direct or indirect parent of the Seller, and (ii) Manager and (b) when used with respect to any other specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Agreement” shall mean this Master Repurchase Agreement and Securities Contract, dated as of July 27, 2021, by and between Seller and Buyer, including any applicable annexes,

exhibits and schedules hereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Benchmark Replacement.

“Amended and Restated Confirmation” shall have the meaning specified in Section 3(c)(iii) of this Agreement.

“Anti-Corruption Laws” shall have the meaning specified in Section 11(n) of this Agreement.

“Anti-Money Laundering Laws” shall mean any laws or regulations relating to money laundering or terrorist financing, including the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the PATRIOT Act; Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transaction Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.

“Applicable Spread” shall have the meaning assigned to such term in the Fee Letter.

“Appraisal” shall mean a FIRREA-compliant appraisal of the related Mortgaged Property from an Independent Appraiser addressed to the applicable Originator, Seller or Buyer, as the case may be (and if not addressed to Buyer, either containing reliance language for the benefit of Buyer or the addressee’s successors and/or assigns, or Seller shall have obtained a reliance letter for the benefit of Buyer) and in conformance with the Uniform Standards of Professional Appraisal Practice as adopted and published by the Appraisal Standards Board of the Appraisal  Foundation and the Interagency Appraisal and Evaluation Guidelines, as revised 12/10/10.

“Appraised Value” shall mean the as-is value (or, as-stabilized value with respect to Eligible Industrial Construction Loans) of the underlying Mortgaged Property relating to a Purchased Asset specified (x) in the Appraisal delivered by Seller to Buyer in connection with the Purchase Date for such Purchased Asset or (y) when calculating the Facility Leverage Ratio Test, in the most recent Appraisal delivered by Seller to Buyer (and reasonably acceptable to Buyer) or procured by Buyer in accordance with the terms of this Agreement.

“Approved Co-Buyer Agreement” has the meaning assigned to such term in the Fee Letter.

“Approved Exceptions” has the meaning assigned to such term in the Fee Letter.

“Asset-Level Test Date” shall mean, with respect to any Purchased Asset, each of (i) the related Purchase Date and the date of each Future Funding Advance with respect to such Purchased Asset, (ii) as of the Purchase Date and the date of each Future Funding Advance with respect to any other Purchased Asset and (iii) as of the date of each quarterly compliance certificate delivered to Buyer in accordance with Section 12(h)(i) or 12(h)(ii) if no Purchase Date or Future Funding Advance date occurred with respect to any Purchased Asset in the related calendar quarter.

“Assignee” shall have the meaning specified in Section 19(c) of this Agreement.

“Assignment of Leases” shall mean, with respect to any Mortgaged Property, an assignment of leases under the related Mortgage, or a separate assignment of leases, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein such Mortgaged Property is located to reflect the assignment of leases.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment and pledge of the Mortgage, subject to the terms, covenants and provisions of this Agreement.

“Authorized Representative of Seller” shall mean each of the natural persons listed on Exhibit C, as such Exhibit C may be updated by Seller by written notice to Buyer.

“Availability Period” shall mean the period from the date hereof to and including the earlier of (i) the Funding Expiration Date and (ii) the Facility Termination Date; provided however that the Availability Period shall be suspended during the continuance of any Event of Default.

“Available Purchase Price” shall have the meaning specified in Section 3(l) of this Agreement.

“Available Purchase Price Advance” shall have the meaning specified in Section 3(l) of this Agreement.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor or period for such Benchmark that is used for determining the Pricing Rate or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of a Pricing Rate Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Pricing Rate Period” pursuant to clause (v) of Section 3(f). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Bailee” shall mean (i) any of the law firms identified on Annex II hereto or (ii) any other law firm or other third party not identified on Annex II that is reasonably acceptable to Buyer, in each case, that has delivered at Seller’s request a Bailee Letter with respect to any Purchased Asset.

“Bailee Letter” shall mean a letter from Seller and acknowledged by Bailee and Buyer substantially in the form attached hereto as Exhibit J, as amended, restated, supplemented or otherwise modified from time to time.

“Bailee Trust Receipt” shall mean a trust receipt issued by Bailee to Buyer in accordance with and substantially in the form of Attachment 2 to the form of Bailee Letter attached as Exhibit J hereto, confirming the Bailee’s possession of the Purchased Asset Documents listed thereon.

“Bankruptcy Code” shall mean Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.

“Benchmark” shall mean, initially, LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (i) or (ii) of Section 3(f).

“Benchmark Replacement” shall mean, for any Available Tenor,

(a) with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by Buyer for the applicable Benchmark Replacement Date:

(1)          the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(2)          the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment for a one-month period;

(3)          the sum of: (A) the alternate benchmark rate for the applicable Corresponding Tenor that has been selected by Buyer (in consultation with Seller) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for repurchase facilities at such time and (B) the related Benchmark Replacement Adjustment; or

(b) with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment.

provided that, in the case of clause (a)(1) or clause (b), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by Buyer in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) or clause (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Program Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable

Pricing Rate Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)          for purposes of clauses (a)(1) and (a)(2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by Buyer:

(a)          the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Pricing Rate Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;

(b)          the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Pricing Rate Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark; and

(2)         for purposes of clause (a)(3) or clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Buyer (in consultation with Seller) for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable  Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. repurchase facilities denominated in Dollars that are substantially similar to the facilities under this Agreement.

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by Buyer in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 3(f) will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Pricing Rate Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that Buyer decides (in consultation with Seller) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Buyer (in consultation with Seller) decides is reasonably necessary in connection with the administration of this Agreement and the other Program Documents).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1)          in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)        in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)          in the case of a Term SOFR Transition Event, the date that is thirty (30) days after Buyer has provided a Term SOFR Notice to Seller pursuant to clause (ii) of Section 3(f); or

(4)          in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to Seller.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)        a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Beneficial Ownership Rule” shall mean 31 C.F.R. § 1010.230.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or banks, depository institutions or trust companies in the States of Kansas, New York or Minnesota are authorized or obligated by law, regulation or executive order to be closed.

“Buyer” shall mean (i) MUFG and (ii) each New Buyer.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person that is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Cash Sweep Period” shall have the meaning set forth in Section 4(b).

“Cash Sweep Period Trigger Event” shall have the meaning set forth in Section 4(a).

“Cash Sweep Period Trigger Event Notice” shall have the meaning set forth in Section 4(a).

“Change of Control” shall mean, (i) Guarantor, without the prior written approval of Buyer, ceases to own and control, of record and beneficially, directly or indirectly, 100% of the outstanding Capital Stock of Seller or Pledgor, (ii) Pledgor, without the prior written approval of Buyer, ceases to own and control, of record and beneficially, directly or indirectly, 100% of the outstanding Capital Stock of Seller, (iii) with respect to Guarantor, a transfer of all or substantially all of Guarantor’s assets, (iv) the consummation of a merger or consolidation of the REIT or Guarantor with or into another entity or any other reorganization if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s Capital Stock (or the Capital Stock of the parent entity thereof) outstanding immediately after such merger, consolidation or such other reorganization is not owned directly or indirectly by Persons who were holders of such Capital Stock in the REIT or Guarantor immediately prior to such merger, consolidation or other reorganization; (v) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of Guarantor or the REIT entitled to vote generally in the election of directors of more than fifty percent (50%), other than Controlled Affiliates or to the extent such interests are obtained through a public market offering or secondary market trading or (vi) with respect to Manager, (a) Manager ceases to be a Controlled Affiliate, (b) the sale, merger, consolidation or reorganization of Manager with or into any entity that is not a Controlled Affiliate or (c) the related management agreement is terminated or Manager otherwise ceases to be the manager of the REIT; provided that, for the avoidance of doubt, the transfer of Manager’s rights and obligations under the then existing management agreement to a replacement manager that is another Controlled Affiliate shall not be considered a Change of Control.

“Closing Date” shall mean the date first written above.

“Co-Buyer Agreement” shall mean (i) any co-buyer agreement entered into among MUFG, as administrative agent, and one or more Assignees in connection with the Transactions and the Program Documents and (ii) any participation agreement entered into among MUFG, as administrative agent, and any Participants in connection with the Transactions and the Program Documents, as each may be amended, modified and/or restated from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all of the property pledged pursuant to Sections 6(a), 6(d) and 6(e) of this Agreement.

“Collection Period” shall mean with respect to the Remittance Date in any month, the period beginning from but excluding the Determination Date in the month preceding the month in which such Remittance Date occurs and continuing and including the Determination Date immediately preceding such Remittance Date.

“Concentration Limit Test” shall have the meaning assigned to such term in the Fee Letter.

“Concentration Limit Breach Period” shall mean any period during which a breach of any Concentration Limit has occurred and is continuing beyond any applicable cure period.

“Confirmation” shall mean a purchase confirmation in the form of Exhibit B, or an Amended and Restated Confirmation in the form of Exhibit L, as applicable and in each case duly completed, executed and delivered by Seller and Buyer in accordance with the applicable provisions of this Agreement.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise or branch profits Taxes.

“Control” shall mean, with respect to any Person, the direct or indirect power to direct or cause the direction of the management or policies of such Person, including investment decisions, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling,” “Controlled” and “under common Control” have correlative meanings.

“Controlled Affiliate” means any entity that is majority owned and Controlled by KKR & Co., Inc.

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Event” shall have the meaning assigned to such term in the Fee Letter.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of July 27, 2021, by and among Custodian, Seller and Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Custodian” shall mean Wells Fargo Bank, National Association, or any successor Custodian appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Buyer in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided, that if Buyer decides that any such convention is not administratively feasible for Buyer, then Buyer may establish another convention in its reasonable discretion which shall be consistent with the then-prevailing market conventions.

“Debt Yield” shall have the meaning assigned to such term in the Fee Letter.

“Debt Yield Test” shall have the meaning assigned to such term in the Fee Letter.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. § 252.81.

“Determination Date”:  shall have the meaning assigned to such term in the Servicer Notice and Acknowledgement.

“Diligence Cap” shall have the meaning assigned to such term in the Fee Letter.

“Diligence Materials” shall mean, collectively, (i) the Due Diligence Package furnished by or on behalf of Seller to Buyer and (ii) any other diligence materials delivered by or on behalf of Seller to Buyer in connection with Buyer’s review of any New Asset, whether pursuant to a Supplemental Due Diligence List or otherwise.

“Discretionary New Asset” shall have the meaning assigned to such term in the Fee Letter.

“Division” shall mean, with respect to any limited liability company or limited partnership organized under the laws of the State of Delaware, any (a) division of such Person into two or more Persons (whether or not the original Person survives such division) or (b) creation, or reorganization into, one or more series, in each case, as contemplated under the laws of the State of Delaware, including, without limitation, Section 18-217 of the Delaware LLC Act or Section 17-220 of the Delaware Limited Partnership Act.

“Dollars” and “$” shall mean lawful money of the United States of America.

“DSCR” shall mean, with respect to any Purchased Asset that is an Eligible Transitional Loan, the ratio calculated as (i) as-stabilized NOI (or in the case of a Participation Interest, the allocated portion of NOI with respect to such Participation Interest based on such Participation Interest’s proportionate share of the outstanding principal balance of the underlying Whole Loan) divided by (ii) (a) the related Purchase Price Percentage multiplied by (b) the maximum principal balance of such Purchased Asset multiplied by (c) the interest rate of the underlying Whole Loan or Participation Interest; provided that, the Purchased Asset and the related Mezzanine Loan, if applicable, shall be considered a single Purchased Asset for purposes of calculating the DSCR as of the related Purchase Date.

“DSCR Test” shall have the meaning assigned to such term in the Fee Letter.

“Due Diligence Package” shall mean, with respect to any New Asset, all of the information necessary for Buyer to perform its diligence to confirm that such New Asset is an Eligible Asset and, with respect to Discretionary New Assets only, to perform its underwriting of such New Asset.  Such information shall include the materials listed on Exhibit D to the extent such materials are applicable to such New Asset and are in Seller’s possession.

“Early Facility Termination Date” shall have the meaning specified in Section 3(e) of this Agreement.

“Early Opt-in Election” shall mean, if the then-current Benchmark is LIBOR, the occurrence of:

(1)
a determination by Buyer that at least five (5) currently outstanding syndicated or bi-lateral credit facilities substantially similar to the facility under this Agreement at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as the then-current benchmark rate, and

(2)	the election by Buyer to trigger a fallback from LIBOR and the provision by Buyer of written notice of such election to Seller.

“Early Repurchase Date” shall have the meaning specified in Section 3(c)(ii) of this Agreement.

“Eligible Asset” shall have the meaning assigned to such term in the Fee Letter.

“Eligible Industrial Construction Loan” shall have the meaning assigned to such term in the Fee Letter.

“Eligible Transitional Loan” shall have the meaning assigned to such term in the Fee Letter.

“Environmental Law” shall mean, any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“ESA” shall have the meaning specified in Exhibit G-1.

“Event of Default” shall have the meaning specified in Section 14(a) of this Agreement.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Buyer or required to be withheld or deducted from any payment to a Buyer:  (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Buyer being organized under the laws of, or having its principal office or, in the case of a Buyer, its office from which it books the Transactions located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or, (ii) that are Other Connection Taxes, (b) in the case of a Buyer, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Buyer pursuant to a law in effect on the date on which Buyer (i) acquires an interest in a Transaction or (ii) changes the office from which it books Transactions, except in each case to the extent that, pursuant to Section 30 of this Agreement, amounts with respect to such Taxes were payable either to Buyer’s assignor immediately before Buyer became a party hereto or to Buyer immediately before it changed its lending office, (c) Taxes attributable to Buyer’s failure to comply with Section 30(e) of this Agreement, and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extension Maximum LTV Test(s)” shall mean any Purchased Asset-specific extension maximum loan-to-value ratio limitations set forth in the related Purchased Asset Documents to be tested at the time of the applicable extension(s) of a Purchased Asset, which shall be set forth in the related Confirmation.

“Extension Minimum Debt Yield Test(s)” shall mean any Purchased Asset-specific extension minimum debt yield requirements set forth in the related Purchased Asset Documents to be tested at the time of the applicable extension(s) of a Purchased Asset, which shall be set forth in the related Confirmation.

“Facility” shall have the meaning assigned to such term in Section 19(c).

“Facility Leverage Ratio Test” shall have the meaning assigned to such term in the Fee Letter.

“Facility Termination Date” shall mean the earliest of (a) any Accelerated Repurchase Date, (b) the latest date specified in any Confirmation as the “Repurchase Date” for any Purchased Asset, as any such date may be extended in accordance with Section 3(c)(iii), and (c) the date specified by Seller in a written notice to Buyer pursuant to Section 3(e).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements with respect to such Sections 1471 through 1474 of the Code entered into with the United States and any legislation, rules or guidance implementing such intergovernmental agreements.

“FCPA” shall have the meaning assigned to such term in Section 10(w) of this Agreement.

“FDIA” shall have the meaning specified in Section 23(c) of this Agreement.

“FDICIA” shall have the meaning specified in Section 23(d) of this Agreement.

“Fee Letter” shall mean the Fee Letter, dated as of the date hereof, between Buyer and Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fitch” shall mean Fitch Ratings, Inc. or its successor in interest.

“Floor” shall have the meaning assigned to such term in the Fee Letter.

“Foreign Buyer” shall mean any Buyer, which term includes, for the avoidance of doubt, any New Buyer, if such Buyer is not a U.S. Buyer.

“Funding Expiration Date” shall mean July 27, 2024.

“Future Funding” shall mean any additional advance under a Future Funding Eligible Asset that is required to be funded by Seller.

“Future Funding Advance” shall have the meaning specified in Section 3(k) of this Agreement.

“Future Funding Eligible Asset” shall mean any Purchased Asset with respect to which less than the full principal amount is funded at origination and Seller is obligated, subject to the satisfaction of certain conditions precedent under the related Purchased Asset Documents, to make additional advances to the Mortgagor and which is identified as a “Future Funding Eligible Asset” in the related Confirmation.  For the avoidance of doubt, Seller shall at all times remain solely liable for any additional advances required to be made to any Mortgagor in connection with any Future Funding Eligible Asset and Buyer shall be under no obligation to make any additional advances under a Future Funding Eligible Asset.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, board, bureau, commission, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Lists” shall mean (a) the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC, (b) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of OFAC that Buyer notifies Seller in writing is now included in “Government Lists,” (c) any similar lists maintained by (i) the United States Department of State, (ii) the United States Department of Commerce,

(iii) any other Governmental Authority, or (iv) the European Parliament or the Council of the European Union (to the extent publicly available) or (d) any similar lists maintained pursuant to any Executive Order of the President of the United States of America that Buyer notifies Seller in writing is now included in “Government Lists.”

“Ground Lease” shall mean a ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property, together with any estoppels, waivers or other agreements executed and delivered by the ground lessor in favor of the lender under the related Purchased Asset.

“Guarantor” shall mean KKR Real Estate Finance Holdings L.P., a Delaware limited partnership.

“Guaranty” shall mean the Limited Guaranty, dated as of the date hereof, made by Guarantor in favor of Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Material” shall mean any substance defined, listed, or regulated as a “hazardous substance,” “toxic substance,” “hazardous waste,” “dangerous preparation” or “dangerous substance” or any other term of similar import under any Environmental Law.

“Income” shall mean with respect to any Purchased Asset, all of the following (in each case with respect to the entire par amount of the related Whole Loan (or in the case of a Participation Interest subject to any Transaction, the entire par amount of such Participation Interest) represented by such Purchased Asset and not just with respect to the portion of the par amount represented by the Purchase Price advanced against such Purchased Asset):  (i) all Principal Payments, interest payments and all other income, distributions, receipts, payments, collections, prepayments, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or on account of such Purchased Asset, including interest payments, principal and interest payments, prepayment fees, extension fees, exit fees, defeasance fees, transfer fees, make whole fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, net sale, foreclosure, liquidation, insurance payments, settlements and proceeds and (ii) any amounts representing net sales proceeds received by Seller or any Affiliate of Seller in connection with a sale or other transfer of such Purchased Asset; provided, that “Income” shall exclude Underlying Purchased Asset Reserves.

“Indemnified Amounts” shall have the meaning specified in Section 27 of this Agreement.

“Indemnified Parties” shall have the meaning specified in Section 27 of this Agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller, Pledgor or Guarantor under any Program Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Appraiser” shall mean an independent professional real estate appraiser reasonably acceptable to Buyer who is in good standing of the American Appraisal Institute, and, if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and in each such case, who has a minimum of five years’ experience in the subject property type.

“Independent Manager” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by Maples Fiduciary Services (Delaware) Inc., Corporation Service Company, CT Corporation, Lord Securities Corporation, National Registered Agents, Inc., Global Securitization Services LLC, Stewart Management Company, Wilmington Trust Company, or, if none of those companies is then providing professional independent managers, another nationally-recognized company that provides professional independent managers and other corporate services in the ordinary course of its business and which is reasonably approved by Buyer, is not an Affiliate of Seller, and has never been, and will not while serving as Independent Manager be, any of the following:

(i)        a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of Seller or any of Seller’s equityholders or Affiliates (other than as an independent manager, director or non-economic “springing” member of an Affiliate of Seller that is not in the direct chain of ownership of Seller and that is required by a creditor to be a special purpose bankruptcy remote entity);

(ii)        a creditor, supplier or service provider (including provider of professional services) to Seller or any of Seller’s equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent managers or independent directors and other corporate services and that also provides lien search and other similar services to Seller or any of its equityholders or Affiliates in the ordinary course of business);

(iii)        a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv)          a Person that Controls (whether directly, indirectly or otherwise) any of (i) or (ii) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the independent manager or independent director of a “special purpose entity” affiliated with Seller shall not be disqualified from serving as the Independent Manager of Seller; provided that the fees that such natural person earns from serving as an independent manager or independent director of such Affiliates of Seller in any given year constitute, in the aggregate, less than five percent (5%) of such individual’s annual income for that year. The same natural persons may not serve as the Independent Manager of Seller and, at the same time, serve as an independent director or independent manager of an equityholder or member of Seller.

“Insolvency Event” shall mean, with respect to any Person, (i) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain undismissed, unstayed and in effect for a period of sixty (60) days, (ii) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (iii) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (iv) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (v) the making by such Person of any general assignment for the benefit of creditors, (vi) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (vii) the failure by such Person generally to pay its debts as they become due, or (viii) the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” shall mean, the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“LIBOR” shall mean, with respect to any Pricing Rate Period (a) the average rate of interest per annum equal to the London Interbank Offered Rate or LIBOR promulgated by the Intercontinental Exchange Benchmark Administration Ltd. (“ICE”, or the successor thereto if ICE is no longer making a London Interbank Offered Rate available) for one-month LIBOR as published by Bloomberg (or, if not available, such other commercially available source providing quotations of ICE LIBOR as designated by Buyer from time to time) at approximately 11:00 a.m. (London time) on the related Pricing Rate Determination Date, (b) if the foregoing method is not available and no such rate is ascertainable as of 11:00 a.m., London time, on such Pricing Rate Determination Date, Buyer (in consultation with Seller) will request the principal London office of any four major reference banks in the London interbank market selected by Buyer (in consultation with Seller) to provide such bank's offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for an equivalent one-month LIBOR term as of 11:00 a.m., London time, on such Pricing Rate Determination Date for the amounts of not less than $1,000,000 and if at least two such offered quotations are so provided, LIBOR will be the arithmetic mean of such quotations; and if fewer than two such quotations are so provided, Buyer will request any three major banks in New York City selected by Buyer (in consultation with Seller) to provide such bank's rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for an equivalent one-month LIBOR term as of approximately 11:00 a.m., New York City time, on the applicable Pricing Rate Determination Date for amounts of not less than $1,000,000 and if at least two such rates are so provided, LIBOR will be the arithmetic mean of such rates or (c) if notwithstanding the availability of the foregoing methods the London Interbank Offered Rate or LIBOR is not available and no such rate is ascertainable, then (subject to Section 3(f) hereof) a comparable or successor rate selected by Buyer (in consultation with Seller) in its reasonable judgment that most closely approximates the unavailable London Interbank Offered Rate or LIBOR, with due regard to other substitute rates published and employed by lenders similar to Buyer for repurchase facilities comparable to the repurchase facility established hereby.  Notwithstanding anything contained in this definition, if and for so long as LIBOR would ever be less than zero percent (0%), LIBOR will be deemed to be equal to zero percent (0%).  For the avoidance of ambiguity, (i) clause (b) of this definition shall apply if the London Interbank Offered Rate or LIBOR is available but not promulgated by ICE or its successor or not published by Bloomberg or other commercially available source as described in clause (a) of this definition, and (ii) clause (c) of this definition shall apply if the London Interbank Offered Rate or LIBOR does not exist or is otherwise not ascertainable.

“LIBOR Business Day” shall mean any day except a Saturday, a Sunday or a day on which commercial banks in London are authorized or required by law to close.

“LIBOR Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to LIBOR.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other easement, restriction, covenant, encumbrance, charge or transfer of, on or affecting Seller, any Purchased Asset or any Mortgaged Property or any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialman’s and other similar liens and encumbrances.

“LTV” shall have the meaning specified in the Fee Letter.

“LTV Test” shall have the meaning specified in the Fee Letter.

“Manager” shall mean KKR Real Estate Finance Manager LLC, a Delaware limited liability company.

“Mandatory Repurchase Asset” shall mean any Purchased Asset (i) for which Seller has knowledge of a monetary event of default or a material, non-monetary event of default under the related Purchased Asset Documents beyond any applicable notice or cure period or (ii) that no longer qualifies as an Eligible Asset, as determined in Buyer’s sole discretion.

“Mandatory Repurchase Date” shall mean, with respect to any Purchased Asset, the date that is ten (10) Business Days following any date such Purchased Asset becomes a Mandatory Repurchase Asset (which, for the purposes of clause (ii) of the definition of Mandatory Repurchase Asset, shall be the date on which Seller receives written notice from Buyer that

Buyer has determined that such Purchased Asset no longer qualifies as an Eligible Asset); provided, that Seller shall, no later than the fifth (5th) Business Day after such Purchased Asset becomes a Mandatory Repurchase Asset, deliver to Buyer a certification that Seller has requested from one or more of its Affiliates the necessary capital in order to satisfy the repurchase price for such Purchased Asset.

“Material Adverse Change” shall mean a material adverse change in or to (i) the property, business, operations or financial condition of Seller, Pledgor or Guarantor, taken as a whole, (ii) the ability of Seller, Pledgor or Guarantor to perform its material obligations under any of the Program Documents to which it is a party, (iii) the validity or enforceability of any Program Document or (iv) the material rights and remedies of Buyer under any Program Document.  For the avoidance of doubt, no Material Adverse Change shall be determined to exist solely as a result of (x) any disruption in the commercial mortgage backed securities market, debt or equity capital markets, general credit or bank funding markets, or any other event that results in the increase or decrease of credit spreads or financial indices such as U.S. Treasuries, interest rate swaps, SOFR, LIBOR, any Benchmark Replacement or the Prime Rate or (y) COVID-19 and any government mandated shutdown or restrictions related thereto.

“Material Modification” shall have the meaning assigned to such term in the Fee Letter.

“Maximum Facility Amount” shall have the meaning assigned to such term in the Fee Letter.

“Maximum Pass-Through Leverage Ratio Test” shall have the meaning assigned to such term in the Fee Letter.

“Maximum Purchase Price” shall have the meaning assigned to such term in the Fee Letter.

“Maximum Purchase Price Percentage” shall have the meaning assigned to such term in the Fee Letter.

“Mezzanine Loan” shall mean a mezzanine loan secured by pledges of 100% of the Capital Stock of the Mortgagor under a related Whole Loan which is a Purchased Asset.

“Mezzanine Note” shall mean the original executed promissory note or other tangible evidence of the Mezzanine Loan indebtedness.

“Minimum Balance Amount” shall mean an amount equal to the aggregate amount obtained by daily application of the Pricing Rate to the Outstanding Facility Amount on a 360-day-per-year basis for a period of ninety (90) days, as determined by Buyer in its sole and absolute discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc., or its successor in interest.

“Mortgage” shall mean the mortgage, deed of trust, deed to secure debt or other similar instrument, creating a valid and enforceable first lien on or a first priority ownership interest in the Mortgaged Property.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean, in the case of a Whole Loan, the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” shall mean the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” shall mean the obligor on a Mortgage Note and/or the grantor of the related Mortgage.

“Mortgagor Change” shall mean, with respect to any Mortgagor related to any Purchased Asset, (i) the occurrence of a change in Control of such Mortgagor resulting from direct or indirect transfers of Capital Stock of such Mortgagor, by contract or otherwise, (ii) the acquisition by any Person, together with its Affiliates, directly or indirectly, of more than fifty (50%) of the outstanding Capital Stock of such Mortgagor, in each case whether in a single transaction or a series of transactions or (iii) the transfer of the related Mortgaged Property by the related Mortgagor, unless, in each case, such change, acquisition or transfer is expressly permitted pursuant to the related Purchased Asset Documents and all conditions precedent thereto in such Purchased Asset Documents have been satisfied in all material respects, or in the case of clause (iii), is required by eminent domain or any threat of eminent domain.

“MUFG” shall mean MUFG Union Bank, N.A. or any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, in the five (5) year period ended prior to the date of this Agreement, made by Seller or any ERISA Affiliate and which is covered by Title IV of ERISA.

“New Asset” shall mean an Eligible Asset that Seller proposes to sell to Buyer pursuant to a Transaction.

“New Buyer” shall mean each Participant or Assignee who executes a Co-Buyer Agreement in accordance with the terms of Section 19(b) or Section 19(c).

“NOI” or “Net Operating Income” has the meaning assigned to such term in the Fee Letter.

“OFAC” shall have the meaning assigned to such term in Section 10(w) of this Agreement.

“OFAC Laws” shall mean any laws, regulations, and Executive Orders relating to the economic sanctions programs administered by OFAC, the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC) and any similar laws, regulations or orders of the European Union, Her Majesty’s Treasury or the Federal Republic of Germany.

“OFAC Violation” shall have the meaning assigned to such term in Section 12(p) of this Agreement.

“Originator” shall mean, with respect to each Purchased Asset, Seller, KREF Capital LLC, a Delaware limited liability company, or any other Affiliate of Seller approved by Buyer in its reasonable discretion.

“Originator Pledge Agreement” shall mean, with respect to each Purchased Asset originated by an Originator other than Seller, the Originator Pledge and Security Agreement by such Originator for the benefit of Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Other Connection Taxes” shall mean with respect to any Buyer, Taxes imposed as a result of a present or former connection between such Buyer and the jurisdiction imposing such Taxes (other than a connection arising from such Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Program Document, or sold or assigned an interest in any Transaction or Program Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under any Program Document or Purchased Asset Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Program Document or Purchased Asset Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Facility Amount” shall mean, as of any date of determination, the aggregate Purchase Price of all the Purchased Assets subject to Transactions then-outstanding.

“Pari Passu Participation Interest” shall mean any controlling or non-controlling pari passu participation interest in a Whole Loan evidenced by a Participation Certificate.

“Participant” shall have the meaning specified in Section 19(b)(i) of this Agreement.

“Participant Register” shall have the meaning specified in Section 19(b)(ii) of this Agreement.

“Participation Certificate” means a certificate evidencing a 100% interest in the related Participation Interest.

“Participation Interest” shall mean any Pari Passu Participation Interest or Senior Participation Interest.

“Party” shall have the meaning assigned to it in the opening paragraph of this Agreement.

“PATRIOT Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Patriot Act Offense” shall mean any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (i) the criminal laws against terrorism or (ii) the Anti-Money Laundering Laws.  “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

“Permitted Liens” shall mean any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (i) Liens for state, municipal, local or other local taxes not yet due and payable, not overdue for more than thirty (30) days or being contested in good faith by appropriate proceedings, (ii) Liens imposed by any Requirement of Law, such as materialman’s, mechanics’, carriers’, workman’s, repairman’s and similar Liens, arising in the ordinary course of business securing obligations that are not overdue for more than thirty (30) days or are being contested in good faith by appropriate proceedings, and (iii) Liens granted pursuant to or by the Program Documents.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five (5) year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five (5) year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Plan Assets” shall mean “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified in by Section 3(42) of ERISA.

“Pledge Agreement” shall mean the Pledge and Security Agreement, dated as of the date hereof, by Pledgor for the benefit of Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Pledged Collateral”  shall have the meaning assigned to the term

“Pledged Collateral” under the Pledge Agreement.

“Pledgor” shall mean KREF Holdings IX LLC, a Delaware limited liability company.

“PML” shall have the meaning specified in Exhibit G-1.

“Price Differential” shall mean, with respect to any Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate to the outstanding Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) such date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean for each Pricing Rate Period with respect to any Transaction, an annual rate stated in the related Confirmation and equal to the LIBOR plus the Applicable Spread, or with respect to any Alternative Rate Transaction, the Benchmark Replacement plus the Applicable Spread, in each case, for such Pricing Rate Period for such Transaction and shall be subject to adjustment and/or conversion as provided in Sections 3(f) and 3(g) of this Agreement.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period and subject to Sections 3(f) and 3(g), with respect to any Transaction, the second (2nd) LIBOR Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date and, (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including such Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period end subsequent to the Repurchase Date for the related Purchased Asset.

“Prime Rate” shall mean the “Prime Rate” (as published from time to time in the “Money Rates” section of The Wall Street Journal).

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received by Account Bank or Buyer in respect thereof and applied as principal toward the Purchase Price of such Purchased Asset pursuant to Section 5.

“Program Documents” shall mean, collectively, this Agreement, the Guaranty, the Fee Letter, the Pledge Agreement, each Originator Pledge Agreement, the Account Control Agreement, the Custodial Agreement, the Servicing Agreement and all Confirmations executed pursuant to this Agreement in connection with specific Transactions.

“Prohibited Transferee” shall have the meaning assigned to such term in the Fee Letter.

“Purchase Agreement” shall mean each sale and/or contribution agreement pursuant to which the related Originator transfers Eligible Assets to Seller.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which such Purchased Asset is to be transferred by Seller to Buyer.

“Purchase Price” shall have the meaning assigned to such term in the Fee Letter.

“Purchase Price Percentage” shall have the meaning assigned to such term in the Fee Letter.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.

“Purchased Asset File” shall mean, with respect to any Purchased Asset, the documents specified as the “Purchased Asset File” in Section 7(b).

“Purchased Asset Schedule” shall have the meaning assigned to such term in the Custodial Agreement.

“Purchased Asset(s)” shall mean (i) with respect to any Transaction, the Eligible Asset or Eligible Assets sold by Seller to Buyer in such Transaction and not repurchased by Seller and (ii) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer and not repurchased by Seller and any additional collateral delivered by Seller to Buyer pursuant to this Agreement, in each case together with all Purchased Asset Documents, Servicing Agreements, Servicing Records, Servicing Rights, insurance relating to any such Eligible Asset, and collection and escrow accounts relating to any such Eligible Asset.

“Qualified Assignee”  have the meaning assigned to such term in the Fee Letter.

“Qualified Servicing Expenses” shall mean, with respect to any Servicer that is not an Affiliate of Seller, (i) the Servicing Fee and (ii) any expenses payable to such Servicer that are expressly provided for in the related Servicing Agreement, including any such amounts constituting Servicer Income and that are netted by such Servicer out of collections pursuant to such Servicing Agreement.

“Redirection Letter” shall mean an irrevocable redirection letter in the form attached as Exhibit I to this Agreement, undated and executed in blank by the related Mortgagee (or an agent on its behalf) instructing Mortgagor, Servicer or any other Person to pay all amounts payable under the related Purchased Asset to the Repo Collection Account, which Buyer may send to each Mortgagor with respect to each Purchased Asset subject to a Transaction after the occurrence and continuance of an Event of Default.

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (1) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBOR, the time determined by Buyer in its reasonable discretion.

“Register” shall have the meaning specified in Section 19(f) of this Agreement.

“REIT” means KKR Real Estate Finance Trust Inc., a Maryland corporation.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.

“REMIC Provisions” shall mean the provisions of United States federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through

Section 860G of subchapter M of Chapter 1 of the Code, and related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day.

“Replenishment Amount” shall have the meaning specified in Section 5(f) of this Agreement.

“Replenishment Amount Notice” shall have the meaning specified in Section 5(f) of this Agreement.

“Repo Collection Account” shall mean a segregated non-interest bearing account, in the name of Seller, for the benefit of Buyer, established at Account Bank, bearing the account number specified in the Account Control Agreement.

“Repurchase Date” shall mean, with respect to each Purchased Asset, the earliest to occur of (i) the Facility Termination Date, (ii) any Early Repurchase Date, Mandatory Repurchase Date or Accelerated Repurchase Date therefor and (iii) the date on which Seller is to repurchase such Purchased Asset as specified in the related Confirmation (after giving effect to all extensions thereto granted pursuant to Section 3(c)(iii)).

“Repurchase Date Extension Conditions” shall have the meaning specified in Section 3(c)(iii) of this Agreement

“Repurchase Obligations” shall mean all obligations of Seller to pay the Repurchase Price of each Purchased Asset on the Repurchase Date with respect to such Purchased Asset and all other obligations and liabilities of Seller to Buyer arising under or in connection with the Program Documents, whether now existing or hereafter arising, and all interest and fees that accrue after the commencement by or against Seller, Guarantor or Pledgor or any Affiliate of Seller, Guarantor or Pledgor of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued).

“Repurchase Price” shall mean, with respect to any Purchased Asset, as of any date, an amount equal to the sum of (i) the outstanding Purchase Price as of such date, (ii) the accrued and unpaid Price Differential for such Purchased Asset as of such date, and (iii) any accrued and unpaid fees and expenses and indemnity amounts and any other amounts owed by Seller, Guarantor or Pledgor to Buyer under this Agreement or any other Program Document.  For the avoidance of doubt, in the event that the Repurchase Price is deposited into the Repo Collection Account, Price Differential shall continue to accrue for purposes of calculating the Repurchase Price up to the date Buyer receives payment of the Repurchase Price in Buyer’s account.

“Required Equity Amount” shall have the meaning assigned to such term in the Fee Letter.

“Requirement of Law” shall mean any law, treaty, ordinance, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Reserve Account” shall mean the interest reserve account established at the Reserve Account Bank pursuant to the Account Control Agreement in accordance with Section 5(a), which may be a sub-account of the Repo Collection Account.

“Reserve Account Bank” shall mean, with respect to the Reserve Account, the depository at which the Repo Collection Account is established, as approved by Buyer.

“Review Standard” shall have the meaning assigned to such term in the Fee Letter.

“S&P” means Standard & Poor’s Financial Services LLC, a division of The McGraw Hill Companies, Inc., a New York corporation, or any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (i) any Person currently the subject or the target of any Sanctions, including any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (or any successor thereto) or the U.S. Department of State, or as otherwise published from time to time; (ii) that is fifty-percent or more owned, directly or indirectly, in the aggregate by one or more Persons described in clause (i) above; (iii) that is operating, organized or resident in a Sanctioned Country; (iv) with whom engaging in trade, business or other activities is otherwise prohibited or restricted by Sanctions; or (v) (a) an agency of the government of a Sanctioned Country, (b) an organization directly or indirectly controlled by a Sanctioned Country, or (c) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Sanctions” shall have the meaning specified in Section 10(w) of this Agreement.

“SEC” shall have the meaning specified in Section 24(a) of this Agreement.

“Seller” shall mean KREF Lending IX LLC, a Delaware limited liability company.

“Senior Participation Interest” shall mean a senior, controlling or non-controlling, participation interest in a Whole Loan evidenced by a Participation Certificate.

“Servicer” shall mean Midland Loan Services, a Division of PNC Bank, National Association or any other Servicer mutually agreed upon by Buyer and Seller.

“Servicer Account” shall mean the “Collection Account” maintained by Servicer on behalf of Seller in accordance with the terms of the Servicing Agreement.

“Servicer Income” shall mean any Income that a Servicer, under the express terms of the Servicing Agreement to which it is a party, is entitled to receive and retain for its own account and is not required to pay over to Seller or Buyer, including, without limitation, any accrued fees due and payable to a Servicer.

“Servicer Notice and Acknowledgement” shall mean that certain Servicer Notice and Acknowledgment, by and among Buyer, REIT, Seller and Servicer in form and substance mutually agreeable to the parties thereto, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Servicer Remittance Date” shall mean for each calendar month during the term of this Agreement, third (3rd) Business Day prior to the related Remittance Date or such other date set forth in the Servicer Notice and Acknowledgement.

“Servicing Agreement” shall mean, with respect to the Servicer, the Servicing Agreement dated as of December 15, 2017 by and between REIT and Servicer, as supplemented by the Servicer Notice and Acknowledgment, as the same may be further amended, restated, supplemented, replaced or otherwise modified from time to time.

“Servicing Fee” shall have the meaning assigned to such term (or any similar or substitute term) in the applicable Servicing Agreement.

“Servicing Records” shall have the meaning specified in Section 29(b) of this Agreement.

“Servicing Rights” shall mean all of Seller’s right, title and interest in and to any and all of the following:  (a) any and all rights of Seller to service, collect and or direct Servicer’s actions and decisions with respect to, the Purchased Assets or to appoint (or terminate the appointment of) any third party as servicer of the Purchased Assets; (b) any payments to or monies received by or payable to Seller or any other Person as compensation for servicing the Purchased Assets; (c) any late fees, penalties or similar payments with respect to the Purchased Assets; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of Seller (individually or as servicer) thereunder (including all rights to set the compensation of any third-party servicer); (e) the rights to collect and maintain escrow payments or other similar payments with respect to the Purchased Assets and any amounts actually collected by Seller or any third-party servicer with respect thereto; (f) the rights, if any, to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to the Purchased Assets; and (g) all rights of Seller to give directions with respect to the management and distribution of any collections, escrow accounts, reserve accounts or other similar payments or accounts in connection with the Purchased Assets, and, in each case, all obligations related or incidental thereto, in each case, subject to the requirements and limitations set forth in the related Servicing Agreement.

“SIPA” shall have the meaning specified in Section 24(a) of this Agreement.

“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Stabilization” shall mean year 5 of Seller’s underwriting unless Seller’s underwriting utilizes a shorter stabilization period in which case it shall be the furthest outside date.

“Standard of Care” means that standard of care that Administrative Agent would use in dealing with a master repurchase facility of the same type and size as the master repurchase facility made pursuant to this Agreement and the other Program Documents held for its own account in its performance of its duties under this Agreement and the other Program Documents and in accordance with all applicable Requirements of Law.

“Supplemental Due Diligence List” shall mean, with respect to any New Asset, information or deliveries concerning the New Asset that Buyer may reasonably request in addition to the Due Diligence Package.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which the Mortgaged Property is located) survey of a Mortgaged Property prepared by a registered independent surveyor or engineer and in form and content satisfactory to Buyer as of the Purchase Date and the company issuing the Title Policy for such Mortgaged Property.

“Syndication Date” shall have the meaning set forth in Section 36(b) of this Agreement.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body; provided that such rate is displayed on a screen or other information service that publishes such rate from time to time as selected by Buyer in its reasonable discretion.

“Term SOFR Notice” shall mean a notification by Buyer to Seller of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” shall mean the determination by Buyer (in consultation with Seller) that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for Buyer  and (c) a Benchmark Transition Event or an Early Opt-In Election, as applicable, has previously occurred resulting in the replacement of the then current Benchmark for all purposes hereunder and under any Program Document in accordance with Section 3(f) with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

“Testing Date” shall have the meaning specified in Exhibit G-1.

“Title Exceptions” shall have the meaning specified in Exhibit G-1.

“Title Policy” shall have the meaning specified in Exhibit G-1.

“Transaction” shall have the meaning specified in Section 1 of this Agreement.

“Transaction Conditions Precedent” shall have the meaning assigned to such term in the Fee Letter.

“Transaction Request” shall have the meaning specified in Section 3(a) of this Agreement.

“Trust Receipt” shall have the meaning specified in the Custodial Agreement.

“UCC” shall have the meaning specified in Section 6(b) of this Agreement.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Underlying Whole Loan” shall have the meaning specified in Exhibit G-2.

“Underlying Purchased Asset Reserves” shall mean, with respect to any Purchased Asset, the escrows, reserve funds or other similar amounts properly retained in accounts maintained by Servicer of such Purchased Asset unless and until such funds are, pursuant to the terms of the related Purchased Asset Documents, released or otherwise available to Seller (but not if such funds are used for the purpose for which they were maintained, or if such funds are released to the related Mortgagor in accordance with the relevant Purchased Asset Documents).

“U.S. Buyer” shall mean any Buyer, which term includes, for the avoidance of doubt, any New Buyer, if  such Buyer is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 30(e)(ii)(B)(III) of this Agreement.

“Wet Purchased Asset” shall have the meaning set forth in the Custodial Agreement.

“Whole Loan” shall mean a whole mortgage loan secured by a first lien on Mortgaged Property.

3.	INITIATION; CONFIRMATION; TERMINATION; FEES; EXTENSIONS

(a)          On any day during the Availability Period, subject to the terms and conditions set forth in this Section 3(a) and Section 3(b) (including, without limitation, the Transaction Conditions Precedent (including paragraph (N) of the definition thereof with respect to Discretionary New Assets)), pursuant to a written request in the form of Exhibit A at the initiation of Seller (each, a “Transaction Request”), Buyer shall enter into Transactions with Seller.  Buyer (as well as its counsel and any third-party due diligence provider) shall have the right to review all New Assets proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such New Assets (including the related Mortgaged Properties) as determined by Buyer in accordance with the Review Standard to confirm that such New Assets satisfy the applicable requirements of Eligible Assets set forth in the definition thereto (and, with respect to any Discretionary New Asset, such additional diligence that it determines in accordance with the Review Standard as is necessary in connection with its underwriting of such Discretionary New Asset), which due diligence investigation Buyer shall be completed within ten (10) Business Days of Buyer’s receipt from Seller of each of the following: a Transaction Request, the information listed on Exhibit D and all principal third-party reports (i.e., Appraisal, title commitment, environmental report, engineering report and survey); provided that, with respect to a Wet Purchased Asset, Buyer’s due diligence investigation shall be completed within ten (10) Business Days of Buyer’s receipt of (i) a Transaction Request, (ii) the information listed on Exhibit D (except that such information can be in the form of drafts to the extent that any such information is not finalized at the time the Transaction Request is delivered), (iii) the Appraisal and (iv) ESA (as defined in Exhibit G-1), engineering report and title commitment for prospective Mortgaged Property, which may, in each case for this items listed in this clause (iv), be in final draft form. In addition Buyer shall have the right to request that Seller deliver to Buyer Supplemental Due Diligence with respect to such Transaction.  It is expressly agreed and acknowledged that, subject to any Approved Exceptions, Buyer is entering into the Transactions on the basis of representations and warranties made by Seller in this Agreement and the other Program Documents, and on the completeness and accuracy in all material respects of the information furnished by Seller to Buyer pursuant to this Section 3(a) and, subject to the Approved Exceptions, any material incompleteness or inaccuracies in such information, taken as a whole, furnished by Seller to Buyer and not corrected by the Purchase Date will only be acceptable to Buyer if disclosed in writing to Buyer by Seller in advance of the related Purchase Date, and then only if Buyer, in its sole but reasonable discretion, opts to purchase the related Purchased Asset(s) from Seller notwithstanding such material incompleteness and inaccuracies.  Seller shall inform Buyer as soon as commercially practicable of its request for any proposed Transaction to be entered into based on a Bailee Trust Receipt.

(b)         Upon Buyer’s satisfactory completion of its due diligence pursuant to Section 3(a), and subject to the terms of this Section 3(b), Buyer shall promptly deliver to Seller a written Confirmation (in electronic form) in the form of Exhibit B of each Transaction, and provided each of the Transaction Conditions Precedent shall have been satisfied at or prior to the closing of the Transaction as determined by Buyer in accordance with the Review Standard (or affirmatively waived in writing by Buyer, including as set forth in the Confirmation), Buyer shall execute the Confirmation and pay the Purchase Price for such Transaction to Seller by wire transfer of immediately available funds in Dollars on the related Purchase Date.

Buyer’s approval of the purchase of a New Asset shall be evidenced only by its execution and delivery of the related Confirmation pursuant to Section 3(b).  Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby, and shall be construed to be cumulative to the extent possible.  If terms in a Confirmation are inconsistent with terms in this Agreement with respect to a particular Transaction, the Confirmation shall prevail.  The fact that Buyer has conducted or has failed to conduct any partial or complete examination or any other due diligence review of any Purchased Asset shall in no way affect any rights Buyer may have under the Program Documents or otherwise with respect to any representations or warranties or other rights or remedies thereunder or otherwise, including the right to determine at any time in accordance with the terms hereof that such Purchased Asset is not an Eligible Asset.

No Transaction shall be entered into if (i) any Default or Event of Default exists or would exist as a result of such Transaction, (ii) the Repurchase Date for the Purchased Assets subject to such Transaction would be later than the Facility Termination Date, (iii) after giving effect to such Transaction, the Outstanding Facility Amount would exceed the Maximum Facility Amount or (iv) any Transaction Conditions Precedent have not been satisfied or waived by Buyer.  If at any time the Outstanding Facility Amount exceeds the Maximum Facility Amount, Seller shall immediately pay to Buyer, without premium or penalty, an amount necessary to reduce such aggregate outstanding Purchase Price to an amount equal to or less than the Maximum Facility Amount.

With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on each Pricing Rate Determination Date for the succeeding Pricing Rate Period for such Transaction.  Buyer or its agent shall determine the Pricing Rate in accordance with the terms of this Agreement on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on such Pricing Rate Determination Date.

(c)          (i)          On the Repurchase Date with respect to a Transaction, termination of such Transaction will be effected by transfer to Seller or its agent of the Purchased Assets relating to such Transaction and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 5 of this Agreement) against the simultaneous transfer of the Repurchase Price with respect to such Transaction to an account of Buyer.  In connection with any such termination of a Transaction pursuant to the preceding sentence, upon its receipt of the Repurchase Price as confirmed by Buyer, Buyer shall (i) be deemed to have simultaneously released its security interest in such Purchased Asset and the related Collateral, (ii) authorize Custodian to release to Seller the Purchased Asset Documents for such Purchased Asset and (iii) permit, to the extent any UCC financing statement filed against Seller specifically identifies such Purchased Asset by name, Seller to file an amendment thereto or termination thereof evidencing the release of such Purchased Asset from Buyer’s security interest therein.  Any such transfer or release shall be without recourse to Buyer and without representation or warranty by Buyer other than a representation that the Purchased Asset is free and clear of any Lien placed on such Purchased Asset (other than any UCC financing statement referred to in clause (iii) immediately above that remains of record as of the termination date) by or with the consent or authorization of Buyer.  Any Income with respect to such Purchased Asset received by Buyer after payment in full of the

Repurchase Price therefor and any other amounts due hereunder with respect to such Purchased Asset, and the release of such Purchased Asset in accordance with the terms of this Agreement, shall be promptly transferred to Seller.  Notwithstanding the foregoing, on or before the Facility Termination Date, Seller shall repurchase all Purchased Assets by paying to Buyer the outstanding Repurchase Price therefor and all other outstanding Repurchase Obligations.  At any time during the existence of an uncured monetary or material non-monetary Default or Event of Default, it shall be a condition to Seller’s repurchase of a Purchased Asset in connection with a full payoff of the underlying Whole Loan by the related Mortgagor that one-hundred percent (100%) of the net proceeds due in connection with the relevant payoff shall be paid directly to the Repo Collection Account. Subject to the proviso in this sentence, such net proceeds shall be applied by Buyer to reduce the Repurchase Price of the related Purchased Asset and then to reduce any other amounts then due and payable to Buyer under this Agreement; provided, that so long as any monetary or material non-monetary Default is continuing, the portion of such net proceeds in excess of the then-current Repurchase Price of the related Purchased Asset shall remain in the Repo Collection Account until the earlier of (x) such Default being cured, in which case such portion of net proceeds in excess of the then current Repurchase Price of the related Purchased Asset shall be returned to Seller and (y) the occurrence of an Event of Default in which case such portion of net proceeds in excess of the then current Repurchase Price of the related Purchased Asset shall be applied by Buyer to reduce any other amounts due and payable to Buyer under this Agreement.  In addition to the other rights and remedies of Buyer under this Agreement and the other Program Documents, Seller shall repurchase any Mandatory Repurchase Asset on or before the related Mandatory Repurchase Date.

(ii)
Except as expressly provided herein, no Transaction shall be terminable on demand by Buyer.  Seller shall be entitled to terminate a Transaction on demand, in whole or in part, and repurchase any or all Purchased Assets subject to such Transaction on any Business Day prior to the Repurchase Date (each, an “Early Repurchase Date”); provided, however, that:

(A)
Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Assets no later than five (5) Business Days prior to such Early Repurchase Date; provided that, if requested by Seller, Buyer will use best efforts to complete such repurchase within three (3) Business Days’ after its receipt of such notice);

(B)
on such Early Repurchase Date Seller pays to Buyer an amount equal to the sum of the Repurchase Price for such Transaction(s), the Exit Fee (if applicable), and any other amounts payable under the Program Documents (including, without limitation, Section 3(h) of this Agreement) with respect to such Transaction(s) against transfer to Seller or its agent of such Purchased Assets, all in accordance with Section 3(c)(i); and

(C)	other than in the case of (i) a payoff of such Purchased Asset by the underlying Mortgagor or other obligor thereunder and (ii) an Early Facility Termination Date, no Event of Default shall have occurred and be continuing and no Event of Default or Cash Sweep Period Trigger Event would occur as a result of such repurchase.

(iii)
The Repurchase Date with respect to each Transaction may be extended one or more times in accordance with terms of the related Confirmation; provided, that all of the Repurchase Date Extension Conditions shall have been satisfied.  For purposes of the preceding sentence, the “Repurchase Date Extension Conditions” shall be deemed to have been satisfied if:

(A)
Seller shall have given Buyer written notice, not less than thirty (30) days and no more than ninety (90) days, prior to the then scheduled Repurchase Date, of Seller’s desire to extend the Repurchase Date;

(B)	no monetary or material non-monetary Default or Event of Default under this Agreement shall have occurred and be continuing as of the scheduled Repurchase Date;

(C)	Seller, Pledgor and Guarantor are in compliance in all material respects with all covenants and conditions in the Program Documents as of the scheduled Repurchase Date;

(D)
the representations and warranties made by Seller, Guarantor and Pledgor in the Program Documents shall be true and correct in all material respects as of the scheduled Repurchase Date (except for any Approved Exceptions), unless such representations and warranties were made as of a specified date in which case such representations and warranties shall have been true and correct in all material respects as of such date (except for any Approved Exceptions);

(E)	Seller has paid to Buyer the Extension Fee due and payable on such date and any breakage costs pursuant to Section 3(h) on or before the scheduled Repurchase Date;

(F)
Seller shall certify to Buyer that all conditions to the extension of the maturity date under the relevant Purchased Asset Documents, including any Extension Minimum Debt Yield Test(s) or Extension Maximum LTV Test(s) set forth under the relevant Purchased Asset documents, have been satisfied in all material respects;

(G)
an amended and restated Confirmation in the form of Exhibit L (an “Amended and Restated Confirmation”) reflecting such extension and that is otherwise acceptable to Buyer and Seller has been delivered by Seller and executed by Seller and Buyer; and

(H)
solely with respect to any such extension of the Repurchase Date to any date occurring on or after July 27, 2025, Seller executes and delivers any supplements, modifications, addendums, opinions or other documents as may be necessary in Buyer’s sole and absolute discretion, in order to cause this Agreement and the Transactions contemplated hereby to qualify for, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment under the Bankruptcy Code, including, without limitation, such opinions from counsel to Seller as Buyer may require with respect to the applicability of safe harbor treatment under the Bankruptcy Code (which opinions may be from the same counsel and, subject to any updates in applicable law, may be in the same form and substance as the opinion(s) regarding safe harbor treatment delivered to Buyer in connection with the closing of the facility).

(d)          This Agreement shall terminate on the Facility Termination Date.

(e)          In addition, Seller may terminate this Agreement and the other Program Documents on any date prior to the then scheduled Facility Termination Date (the “Early Facility Termination Date”), provided that:

(i)	Seller notifies Buyer in writing at least thirty (30) days before the Early Facility Termination Date of its intent to terminate this Agreement and the other Program Documents;

(ii)	subject to the provisions set forth in Section 3(c)(i), Seller repurchases all of the Purchased Assets then held by Buyer on the Early Facility Termination Date; and

(iii)	Seller pays the Repurchase Price for each Purchased Asset and all other Repurchase Obligations then due and payable pursuant to the Program Documents on the Early Facility Termination Date.

(f)          Benchmark Replacement.

(i)
Notwithstanding anything to the contrary herein or in any other Program Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Program Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other

Program Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Program Document in respect of any Benchmark setting at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided by Buyer to Seller without any amendment to, or further action or consent of any other party to, this Agreement or any other Program Document.

(ii)
Notwithstanding anything to the contrary herein or in any other Program Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Program Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Program Document; provided that this clause (ii) shall not be effective unless Buyer has delivered to Seller a Term SOFR Notice.  For the avoidance of doubt, Buyer shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event.

(iii)
In connection with the implementation of a Benchmark Replacement, Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Program Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Seller.

(iv)
Buyer will promptly notify Seller of (a) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (b) the implementation of any Benchmark Replacement, (c) the effectiveness of any Benchmark Replacement Conforming Changes and (d) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3(f)(v) below. Any determination, decision or election that may be made by Buyer, pursuant to this Section 3(f)(iv), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Seller; provided that Seller shall consult with Buyer to the extent set forth in the definition of “Benchmark Replacement Conforming Changes”.

(v)
Notwithstanding anything to the contrary herein or in any other Program Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if  the then-current Benchmark is a term rate (including Term SOFR or LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Buyer in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark (1) is no longer representative or will no longer be representative as of a specified date or (2) will cease to be provided by the administrator permanently or indefinitely as of specified date, then Buyer may modify the definition of “Pricing Rate Period” for any Benchmark settings at or after such time to remove such affected tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for such Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is no longer or will no longer be representative for such Benchmark (including a Benchmark Replacement) or will no longer cease to be provided by the administrator, then Buyer may modify the definition of “Pricing Rate Period” for all settings of such Benchmark at or after such time to reinstate such previously removed tenor.

(vi)
Buyer does not warrant or accept responsibility for, and shall not have any liability to Seller hereunder or otherwise for, any loss, damage or claim arising from or relating to (i) the administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referred to in the definition thereof or any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the then-current Benchmark until such time as a new Benchmark has been determined pursuant to the terms hereunder, (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes or (iii) any mismatch between the Benchmark or the Benchmark Replacement and any of Seller’s other financing instruments (including those that are intended as hedges).

(vii)
On March 5, 2021, the ICE Benchmark Administration (the “IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of the IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for (i) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (ii)

overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023.  No successor administrator for the IBA was identified in such Announcements.  The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of Buyer to notify any parties of such Benchmark Transition Event pursuant to Section 3(f)(iv) shall be deemed satisfied.

(g)         Notwithstanding any other provision herein, if after the date of this Agreement the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect or continue Transactions as contemplated by the Program Documents, (i) the ability of Buyer to enter into new Transactions hereunder and the commitment of Buyer hereunder to continue Transactions shall be canceled, and (ii) if the Pricing Rate is then determined by reference to LIBOR, the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day which is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Section 3(h) of this Agreement.  Buyer’s exercise of its rights under this Section 3(g) shall be applied in the same manner Buyer is treating its similarly situated repurchase facility customers where Buyer has a comparable contractual right.

(h)        Upon demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any net actual, out of pocket loss or expense (not to include any lost profit or opportunity) (including, without limitation, reasonable actual attorneys’ fees and disbursements) which Buyer sustains or incurs as a consequence of (i) default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(c)(ii) of a termination of a Transaction, (ii) any payment of the Repurchase Price with respect to a Purchased Asset on any day other than a Remittance Date or the Repurchase Date (or the Early Repurchase Date or the Early Facility Termination Date, as applicable) with respect to such Purchased Asset (including, without limitation, any such actual, out of pocket loss or expense arising from the reemployment of funds obtained by Buyer to maintain Transactions hereunder or from customary and reasonable fees payable to terminate the deposits from which such funds were obtained), (iii) conversion of any Transaction to an Alternative Rate Transaction pursuant to Section 3(g) of this Agreement on a day which is not the last day of the then current Pricing Rate Period or (iv) any conversion of the Pricing Rate to the Benchmark Replacement because LIBOR is not available for any reason on a day that is not the last day of the then current Pricing Rate Period.  A certificate as to such actual costs, losses, damages and expenses, setting forth in reasonable detail the calculations therefor shall be prima facie evidence of the information set forth therein in the absence of manifest error.  This Section 3(h) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(i)           If after the date of this Agreement the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(i)
shall subject Buyer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to the Program Documents, any Purchased Asset or any Transaction;

(ii)
shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the Benchmark hereunder; or

(iii)	shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems, in its sole and absolute discretion, to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Program Documents in respect thereof; then, in any such case, Seller shall, within ten (10) Business Days after written notice from Buyer setting forth in reasonable detail the calculation thereof, pay Buyer any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable (in the case of Taxes, in an amount such that, after deduction of the applicable Tax, Buyer receives the amount to which it would have been entitled if no Tax were deductible).  If Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(i), it shall notify Seller in writing of the event by reason of which it has become so entitled.  A certificate as to the calculation of any additional amounts payable pursuant to this subsection shall be prima facie evidence of such additional amounts in the absence of manifest error.  Failure or delay on the part of Buyer to demand compensation under this Section 3(i) shall not constitute a waiver of Buyer’s right to demand such compensation.  This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all Purchased Assets.  Buyer’s exercise of its rights under this Section 3(i) shall be applied in the same manner Buyer is treating its similarly situated repurchase facility customers where Buyer has a comparable contractual right.

(j)        If Buyer shall have determined that the adoption of or any change after the date of this Agreement in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any entity controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of increasing the amount of capital to be held by Buyer in respect of any Transaction hereunder or reducing the rate of return on Buyer’s or such entity’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such entity could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such entity’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall, within ten (10) Business Days after written notice from Buyer setting forth in reasonable detail the calculation thereof, pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.  In determining any additional amounts due under this Section 3(j), Buyer shall treat Seller in the same manner it treats other similarly situated repurchase facility customers where Buyer has a comparable contractual right.  A certificate as to the calculation of any additional amounts payable pursuant to this subsection shall be prima facie evidence of such additional amounts in the absence of manifest error.  Failure or delay on the part of Buyer to demand compensation under this Section 3(j) shall not constitute a waiver of Buyer’s right to demand such compensation.  This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Asset.

(k)         At any time prior to the applicable Repurchase Date, in the event a Future Funding is made or is to be made by Seller pursuant to the Purchased Asset Documents for a Purchased Asset, Seller may submit to Buyer a request that Buyer transfer cash to Seller in an amount not to exceed an amount equal to the product of the related Purchase Price Percentage and the amount of such Future Funding (a “Future Funding Advance”), which Future Funding Advance once made shall increase the Purchase Price for such Purchased Asset.  It shall be a condition to Buyer’s obligation to make any Future Funding Advance that (i) as of the funding of such Future Funding Advance, no Default or Event of Default has occurred and is continuing, and no Default, Event of Default or Cash Sweep Period Trigger Event would result from the funding of such Future Funding Advance, (ii) the funding of the Future Funding Advance would not cause the Outstanding Facility Amount to exceed the Maximum Facility Amount, (iii) Seller deposit the Replenishment Amount (if any) into the Reserve Account so that the balance of the Reserve Account is no less than the Minimum Balance Amount as of the funding date in accordance with Section 5(f), (iv) Seller shall certify to Buyer that all conditions to the Future Funding under the relevant Purchased Asset Documents have been satisfied in all material respects (which can be made via a representation in the Amended and Restated Confirmation) and (v) Buyer shall be satisfied in its commercially reasonable discretion that all conditions to the Future Funding under the relevant Purchased Asset Documents have been satisfied. Buyer shall transfer cash to Seller as provided in this Section 3(k) (and in accordance with the wire instructions provided by Seller and subject to the provisions of Section 7(a)) on the date requested by Seller, which date shall be no earlier than five (5) Business Days following Seller’s written request. In connection with any funding of a Future Funding Advance pursuant to this Section 3(k), Buyer and Seller shall enter into an Amended and Restated Confirmation for the applicable Transaction to set forth the new Purchase Price for such Purchased Asset and any other necessary modifications to the terms set forth on the existing Confirmation. Notwithstanding anything to the contrary herein, Buyer shall not be obligated to make any Future Funding Advance unless Seller has previously or simultaneously with Buyer’s funding of a Future Funding Advance funded or caused to be funded the Future Funding (including with the proceeds of Buyer’s Future Funding Advance) to the Mortgagor (or to an escrow agent or as otherwise directed by the underlying Mortgagor) in respect of such Purchased Asset.

(l)          If, on any Business Day during the Availability Period, the Maximum Purchase Price of any Purchased Asset is greater than the outstanding Purchase Price for such Purchased Asset (an “Available Purchase Price”), then Seller may submit to Buyer a request that Buyer transfer cash to Seller in an amount not to exceed such Available Purchase Price (an “Available Purchase Price Advance”); provided that in no event shall (x) Seller submit more than two (2) requests for an Available Purchase Price Advance in any one (1) month period or (y) any Available Purchase Price Advance be in an amount less than $1,000,000.  It shall be a condition to Buyer’s obligation to make any Available Purchase Price Advance that (i) as of the funding of such Available Purchase Price Advance, no Cash Sweep Period Trigger Event, Default or Event of Default has occurred and is continuing or would result from the funding of such Available Purchase Price Advance, (ii) the funding of the Available Purchase Price Advance would not cause the Outstanding Facility Amount to exceed the Maximum Facility Amount and (iii) Seller deposit the Replenishment Amount (if any) into the Reserve Account so that the balance of the Reserve Account is no less than the Minimum Balance Amount as of the funding date in accordance with Section 5(f). Buyer shall transfer cash to Seller as provided in this Section 3(l) (and in accordance with the wire instructions provided by Seller and subject to the provisions of Section 7(a)) on the date requested by Seller, which date shall be no earlier than five (5) Business Days following Seller’s written request. In connection with any funding of an Available Purchase Price Advance pursuant to this Section 3(l), Buyer and Seller shall enter into an Amended and Restated Confirmation for the applicable Transaction to set forth the new Purchase Price for such Purchased Asset.

(m)        Seller may, from time to time, upon written notice to Buyer at least thirty (30) days prior to the effective date thereof, permanently reduce in part the Maximum Facility Amount; provided that in no event shall the Outstanding Facility Amount exceed the Maximum Facility Amount after giving effect to such reduction.

4.	CASH SWEEP PERIOD

(a)         If, on any Business Day, (x) the Facility Leverage Ratio Test is not satisfied or (y) any Extension Minimum Debt Yield Test or any Extension Maximum LTV Test with respect to any Purchased Asset is not satisfied (each, a “Cash Sweep Period Trigger Event”), Buyer shall notify Seller of such Cash Sweep Period Trigger Event (such notice, a “Cash Sweep Period Trigger Event Notice”). Seller may cure such Cash Sweep Period Trigger Event by exercise of one or more of the following options: (i) repurchasing one or more Purchased Assets, (ii) making a payment to Buyer in reduction of the outstanding Purchase Price of any Purchased Asset in an amount sufficient to cure such Cash Sweep Period Trigger Event (including, without limitation, pursuant to Section 5(c)), (iii) delivering to Buyer (or Buyer ordering) an updated Appraisal of one or more Purchased Assets, at Seller’s expense, showing that such Cash Sweep Period Trigger Event is cured, (iv) during the Availability Period, substituting any affected Purchased Asset with one or more other Eligible Asset(s) and paying any related breakage costs pursuant to Section 3(h) to Buyer or (v) during the Availability Period, selling additional Purchased Asset(s) to Buyer in accordance with Section 3(b).  In connection with any substitution of an Eligible Asset pursuant to Section 4(a)(iv), Buyer and Seller shall enter into a new Confirmation for the applicable Transaction to set forth any information for the new Eligible Asset(s) and any other necessary modifications to the terms set forth in the existing Confirmation.

(b)         If, within ten (10) Business Days of Seller’s receipt of notice of a Cash Sweep Period Trigger Event, Seller has not cured such Cash Sweep Period Trigger Event, a cash sweep period shall commence on such tenth (10th) Business Day following notice of a Cash Sweep Period Trigger Event and end upon (i) Seller’s cure of the related Cash Sweep Period Trigger Event(s), and (ii) Buyer’s receipt of confirmation from the Reserve Account Bank that the balance of the Reserve Account is no less than the Minimum Balance Amount (such period, a “Cash Sweep Period”).  During a Cash Sweep Period, Income shall be applied to cure any related

Cash Sweep Period Trigger Event in accordance with Section 5(c) and Buyer shall be permitted to withdraw from the Reserve Account an amount necessary to cure any Cash Sweep Period Trigger Event.

(c)          The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 4, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights under this Section 4 shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.  Notwithstanding the foregoing, Buyer retains the right, in its sole discretion, to notify Seller of a Cash Sweep Period Trigger Event in accordance with the provisions of this Section 4.

5.	INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a)          Seller, Account Bank and Buyer shall enter into the Account Control Agreement and the Repo Collection Account shall be established by Seller at Account Bank on or prior to the initial Purchase Date hereunder.  The Reserve Account shall be established at the Reserve Account Bank.  Buyer shall have sole dominion and control over the Reserve Account and the Repo Collection Account.  All Income (other than Servicer Income) in respect of the Purchased Assets shall be deposited directly into the Servicer Account and transferred into the Repo Collection Account in accordance with the terms of the related Servicing Agreement. All such amounts transferred into the Repo Collection Account shall be remitted by Account Bank in accordance with the applicable provisions of Sections 5(c) and 5(d) of this Agreement.  So long as no Event of Default shall have occurred and be continuing, prior to Buyer’s delivery of any distribution instructions to Account Bank, Buyer shall provide such distribution instructions to Seller for its review and confirmation.

(b)          If a Mortgagor, servicer, borrower or other obligor forwards any Income (other than Servicer Income) with respect to a Purchased Asset to Seller or any of its Affiliates rather than directly to the Servicer or the Repo Collection Account, Seller shall (i) make commercially reasonable efforts to cause such Mortgagor, servicer, borrower or other obligor to forward such amounts directly to Servicer or the Repo Collection Account, (ii) hold such amounts in trust for the benefit of Buyer and (iii) within two (2) Business Days of Seller’s receipt, deposit in the Repo Collection Account any portion of such amounts constituting Income (other than Servicer Income).

(c)          From the Closing Date, so long as no Event of Default shall have occurred and be continuing, all Income in respect of the Purchased Assets received by Servicer during each Collection Period and on deposit in the Repo Collection Account on the Remittance Date shall be applied by Account Bank on the related Remittance Date in the following order of priority:

(i)
first, to remit to (a) Custodian an amount equal to any accrued and unpaid custodial fees and expenses and (b) Account Bank and Servicer an amount equal to the depository fee and any unpaid Qualified Servicing Expenses (to the extent not retained by Servicer), if any, respectively, due and payable on such Remittance Date;

(ii)	second, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all Purchased Assets as of such Remittance Date;

(iii)	third, to remit to Buyer an amount equal to any unpaid fees, expenses and indemnity amounts due from and payable by Seller under the Program Documents;

(iv)
fourth, to remit to Buyer, with respect to any Purchased Asset for which a Principal Payment was received, subject to clause eighth below, an amount equal to the amount of such Principal Payment multiplied by the related Purchase Price Percentage, to be applied to reduce the outstanding Purchase Price of such Purchased Asset (it being understood and agreed that such amount may only be a portion of the outstanding Purchase Price with respect to such Purchased Asset);

(v)
fifth, to Buyer, the Replenishment Amount (after giving effect to any reductions of the Purchase Price and the Purchased Assets pursuant to clause eighth below, as applicable, on such date); provided, that Buyer shall cause the Replenishment Amount to be deposited into the Reserve Account;

(vi)
sixth, during any Cash Sweep Period, to Buyer, any remaining amounts to cure any Cash Sweep Period Trigger Event, such amounts to be applied to reduce the outstanding Purchase Price of all Purchased Assets on a pro rata basis unless otherwise mutually agreed upon by Buyer and Seller;

(vii)
seventh, during any Concentration Limit Breach Period, to Buyer, any remaining amounts to be applied to reduce the Purchase Price of one or more Purchased Assets as determined by Seller toward the remediation of the breach of any Concentration Limit Test;

(viii)
eighth, so long as no Cash Sweep Period or Concentration Limit Breach Period is then in effect, at Seller’s election, the amount of any Principal Payment required to be applied to reduce the Purchase Price with respect to the related Purchased Asset pursuant to clause fourth may be reduced by an amount determined by Seller as long as, after giving effect to the application of such reduced amount of Principal Payment, the Purchase Price with respect to such Purchased Asset does not exceed the Maximum Purchase Price with respect thereto (after giving effect to the reduction of the Purchase Price resulting from the Principal Payment for such Purchased Asset) (the amount of such reduction to the Principal Payment, the “Excess Prepayment Amount”), which Excess Prepayment Amount may be retained by Seller (to the extent that any portion of such Excess Prepayment Amount is not required to satisfy the Replenishment Amount under clause fifth above) or used by Seller to prepay the Purchase Price of one or more Purchased Assets in such amounts as determined by Seller in its sole discretion; and

(ix)	ninth, to remit to Seller the remainder, if any.

(d)          At any time that an Event of Default shall have occurred and be continuing, all Income in respect of the Purchased Assets received by Servicer during each Collection Period and on deposit in the Repo Collection Account on the Remittance Date shall be applied by Account Bank on the related Remittance Date in the following order of priority:

(i)
first, to remit to (a) Custodian an amount equal to any accrued and unpaid custodial fees and expenses and (b) Account Bank and Servicer an amount equal to the depository fee and any unpaid Qualified Servicing Expenses (to the extent not retained by such Servicer), if any, respectively, due and payable as of such Remittance Date;

(ii)	second, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all Purchased Assets as of such Remittance Date;

(iii)	third, to remit to Buyer an amount equal to any unpaid fees, expenses and indemnity amounts due from and payable by Seller under the Program Documents;

(iv)	fourth, to make a payment to Buyer on account of the Repurchase Price of the Purchased Assets until the Repurchase Price for all Purchased Assets has been reduced to zero; and

(v)	fifth, to remit to Seller the remainder, if any.

(e)          All Underlying Purchased Asset Reserves must be held and applied by Servicer in accordance with Section 29 hereof, the Servicing Agreement and the applicable Purchased Asset Documents.

(f)          Seller shall establish the Reserve Account on or before the initial Purchase Date hereunder, which account shall at all times, subject to this Section 5(f), have a balance at least equal to the Minimum Balance Amount.  Seller shall deposit or cause to be deposited in the Reserve Account the amount necessary to cause the Reserve Account balance to equal the Minimum Balance Amount (the “Replenishment Amount”) (i) in connection with each new Purchased Asset, on or before the Purchase Date of such new Purchased Asset and (ii) in connection with any Future Funding Advance or Available Purchase Price Advance, on or before the date of such Future Funding Advance or Available Purchase Price Advance. In connection with any withdrawal from the Reserve Account to cure any Cash Sweep Period Trigger Event in accordance with Section 4(b), the Replenishment Amount shall be deposited into the Reserve Account pursuant to Section 5(c)(v).  If, at any time, amounts on deposit in the Repo Collection Account are insufficient to pay the amounts described in Section 5(c)(ii) or Section 5(c)(vi), Buyer shall (x) direct Reserve Account Bank to remit funds from the Reserve Account to the Repo Collection Account in an amount necessary to pay any such amounts to Buyer on such date and (y) notify Seller of the Replenishment Amount (the “Replenishment Amount Notice”). Seller shall deposit or cause to be deposited in the Reserve Account the Replenishment Amount on or before the date that is two (2) Business Days following its receipt of the Replenishment Amount Notice (or such greater number of Business Days, in any event not to exceed ten (10) Business Days, as Seller requires to request from one or more of its Affiliates the necessary capital in order to make such deposit or cause such deposit to made in the Reserve Account, so long as by the fifth (5th) Business Day after its receipt of the Replenishment Amount Notice, Seller delivers to Buyer a certification from Seller that Seller has requested from one or more of its Affiliates such necessary capital).  During the continuance of an Event of Default, Buyer may apply any amounts on deposit in the Reserve Account in its sole and absolute discretion).  If, at any time, amounts on deposit in the Reserve Account exceed the amount required to be on deposit therein pursuant to this Section 5(f), then, so long as no Event of Default is then continuing, upon written request from Seller to Buyer, Buyer shall direct Reserve Account Bank to remit funds from the Reserve Account to Seller in the amount of such excess.

6.	SECURITY INTEREST

(a)          Other than for U.S. federal, state and local income and franchise tax purposes, Buyer and Seller intend that all Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets.  However, in the event any such Transaction is deemed to be a loan, Seller hereby pledges all of its right, title, and interest in, to and under, and grants a first priority lien on, and security interest in, all of its right, title, and interest in the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located to Buyer to secure the payment and performance of all amounts or obligations owing to Buyer pursuant to this Agreement and the other Program Documents:

(i)
the Purchased Assets, Servicing Agreements, Servicing Records, Servicing Rights, all insurance relating to the Purchased Assets, Underlying Purchased Asset Reserves, any interest rate protection agreements entered into by a Mortgagor in connection with any Purchased Asset, and collection and escrow accounts relating to the Purchased Assets;

(ii)	all “general intangibles”, “accounts”, “instruments” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing; and

(iii)
all replacements, substitutions or distributions on or proceeds, payments, Income (other than Servicer Income) and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

(b)          For purposes of the grant of the security interest pursuant to Section 6 of this Agreement, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”).  Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York.  In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements, and (b) Seller shall from time to time take such further actions as may be requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby.  Seller hereby irrevocably authorizes Buyer at any time and from time to time to file in any filing office in any jurisdiction any initial financing statements and amendments and continuations thereto that (1) indicate the Collateral (i) as all assets of Seller whether now owned or hereafter acquired, now existing or hereafter created and wherever located, including all accessions thereto and products and proceeds thereof or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC in such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (2) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether Seller is an organization, the type of organization and any organization identification number issued to Seller.

(c)          Buyer’s security interest in a Purchased Asset, the Collateral as a whole and the Pledged Collateral, shall terminate only upon (i) in the case of an individual Purchased Asset and the Collateral related thereto, the repurchase thereof in accordance with the terms of this Agreement and (ii) in the case of the Collateral as a whole and Pledged Collateral, the repayment in full of all Repurchase Obligations (other than any obligations that expressly survive termination of this Agreement and that are not then due and payable) and the termination of this Agreement and the other Program Documents.  Upon any such termination, the security interest in the Collateral and the Pledged Collateral, as applicable, shall automatically be released and Buyer shall deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and return the Purchased Assets and all Purchased Asset Documents and the Pledged Collateral (or approve the return by the Custodian, as applicable) to Seller or Seller’s designee.

(d)          Seller hereby pledges to Buyer as security for the performance by Seller of its obligations under the Transactions and the Program Documents and hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in and to the Repo Collection Account and the Reserve Account and all amounts and property from time to time on deposit therein and all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to the Repo Collection Account and the Reserve Account, as applicable.

(e)          In order to further secure the Repurchase Obligations hereunder, Seller hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in all of Seller’s right, title and interest in the Mezzanine Loans, all replacements, substitutions or distributions on, or proceeds, payments and profits of, and records and files relating thereto, and all related Servicing Rights, all documentation governing the Mezzanine Loans, any right or interest in or to property of any kind whatsoever, whether real, personal, or mixed and whether tangible or intangible, securing the Mezzanine Loans, all insurance policies and insurance proceeds relating to any Mezzanine Loans or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance,

Income, interest rate protection agreements, accounts (including any interest of Seller in escrow accounts) and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges), general intangibles and other assets relating to the Mezzanine Loans (including, without limitation, any other accounts) or any interest in Mezzanine Loans, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Confirmation and/or Trust Receipt with respect to the Mezzanine Loans, in all instances, whether now owned or hereafter acquired, now existing or hereafter created.

7.	PAYMENT, TRANSFER AND CUSTODY

(a)        On the Purchase Date for each Transaction, ownership of the related Purchased Assets shall be transferred to Buyer or its designee (including Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation relating to such Transaction.

(b)          On or before such Purchase Date, Seller shall deliver or cause to be delivered to Buyer or its designee the Purchased Asset Schedule.  In connection with each sale, transfer, conveyance and assignment of a Purchased Asset, on or prior to each Purchase Date with respect to such Purchased Asset, Seller shall deliver or cause to be delivered and released to Custodian the documents (collectively, the “Purchased Asset File”) set forth below in this Section 7(b) and pertaining to each of the Purchased Assets identified in the Purchased Asset Schedule delivered therewith (provided that, in connection with the delivery of recordable documents prior to such documents having been recorded, Seller shall deliver a certificate of an Authorized Representative of Seller certifying that the originals of such documents have been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located); provided, however, that, and notwithstanding anything to the contrary set forth in this Section 7(b),  with respect to any New Asset proposed to be purchased as a Wet Purchased Asset, (i) Buyer agrees to use its best efforts to purchase such New Asset as a Wet Purchased Asset, so long as (A) Buyer has previously purchased two Purchased Assets that were not Wet Purchased Assets and (B) Seller has or has caused a Bailee to execute and deliver to Buyer (via electronic mail) a Bailee Letter and Bailee Trust Receipt in connection with such Wet Purchased Asset on or before the proposed Purchase Date for such Wet Purchased Asset and (ii) Seller shall deliver (or cause to be delivered) the Purchased Asset File in respect of such Wet Purchased Asset to Custodian by 5:00 p.m. (New York time) on the third (3rd) Business Day after the related Purchase Date:

(i)
Other than in connection with a Participation Interest, the original executed Mortgage Note (and, if applicable, one or more allonges) bearing all intervening endorsements (including those reflecting a complete, unbroken chain from the applicable Originator to Seller), endorsed “Pay to the order of [_____________________] without recourse” and signed in the name of Seller by an authorized Person (in the event that the Purchased Asset was acquired by Seller in a merger, the signature must be in the following form:  “KREF Lending IX LLC, successor by merger to [name of predecessor]”; or in the event that the Purchased Asset was acquired or originated by Seller while doing business under another name, the signature must be in the following form:  “KREF Lending IX LLC, formerly known as [previous name]”) or a lost note affidavit in substantially the form set forth on Exhibit N-1 or N-2, as applicable.

(ii)
The original or a copy of each and every executed predecessor note to the Mortgage Note and the original of any and all historic amendments, modifications, spreaders, splitters, restatements and/or consolidations of such note(s), reflecting a complete, unbroken chain from the original lender to the applicable Originator (if any).

(iii)	An original or copy of any guarantee executed in connection with the Mortgage Note (if any).

(iv)	The original or certified (as set forth in the proviso to Section 7(b) and the last paragraph of this Section 7) copy of the Mortgage with evidence of recording thereon.

(v)
The original or certified (either by the county recorder or as set forth in the proviso to Section 7(b) and the last paragraph of this Section 7) copy of each and every executed predecessor mortgage to the Mortgage, including, without limitation, the original or certified copy of any and all historic amendments, modifications, spreaders, splitters, restatements and/or consolidations of such mortgage(s), reflecting a complete, unbroken chain from the original lender to the applicable Originator (if any).

(vi)
The originals or certified (as set forth in the proviso to Section 7(b) and the last paragraph of this Section 7) copies of all assumption, modification, consolidation or extension agreements with evidence of recording thereon (if related to a recorded document).

(vii)
The original Assignment of Mortgage in blank for each Purchased Asset, (other than a Participation Interest) in form and substance acceptable for recording in the relevant jurisdiction, and in substantially the form set forth on Exhibit O and signed in the name of Seller (in the event that the Purchased Asset was acquired by Seller in a merger, the signature must be in the following form:  “KREF Lending IX LLC, successor by merger to [name of predecessor]”; or in the event that the Purchased Asset was acquired or originated by Seller while doing business under another name, the signature must be in the following form: “KREF Lending IX LLC, formerly known as [previous name]”).

(viii)
The originals or copies of all intervening assignments of mortgage, if any, (and other than with respect to a Participation Interest) evidencing a complete chain of title from the applicable Originator with evidence of recording thereon.

(ix)	An original or copy of the attorney’s opinion of title and abstract of title or the original or copy of the mortgagee title insurance policy, or if the mortgagee title insurance policy (including any applicable endorsements) has not been issued, a copy of the irrevocable marked commitment to issue the same (including any applicable endorsements).

(x)	An original or copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Asset (if any).

(xi)
An original or copy of any assignment of leases and rents, if any, (and other than with respect to a Participation Interest), together with all intervening assignments of assignment of leases and rents evidencing a complete chain of title from the applicable Originator, with evidence of recording thereon (or certified by Seller as set forth in the proviso to Section 7(b) and the last paragraph of this Section 7).

(xii)
The original assignment of assignment of leases and rents in blank for each Purchased Asset (other than a Participation Interest), if applicable, in form and substance acceptable for recording in the relevant jurisdiction, and in substantially the form set forth on Exhibit O and signed in the name of Seller (in the event that the Purchased Asset was acquired by Seller in a merger, the signature must be in the following form:  “KREF Lending IX LLC, successor by merger to [name of predecessor]”; or in the event that the Purchased Asset was acquired or originated by Seller while doing business under another name, the signature must be in the following form: “KREF Lending IX LLC, formerly known as [previous name]”).

(xiii)
Other than with respect to a Participation Interest, a copy of the UCC financing statements and all necessary UCC continuation statements, in each case, with evidence of filing thereon or copies thereof certified by Seller (certified by Seller as set forth in the proviso to Section 7(b) and the last paragraph of this Section 7) that such financing statements have been sent for filing, and UCC assignments prepared by Seller in blank, which UCC assignments shall be in form and substance acceptable for filing in the applicable jurisdictions.

(xiv)	An original or copy of the environmental indemnity agreement or similar guaranty or indemnity (if any).

(xv)
An original or copy of the loan agreement, intercreditor agreement, lockbox agreement, cash management agreement, deposit account agreement, deposit account control agreement, and construction contract (in each case, if any).

(xvi)	Other than in connection with a Participation Interest, an original omnibus assignment in blank of all other agreements and instruments relating to the Purchased Asset (if any).

(xvii)	[Intentionally omitted].

(xviii)	A copy of a Survey (if any).

(xix)	[Intentionally omitted].

(xx)	A copy of any Mortgagor’s, and, if applicable, any guarantor’s opinion of counsel (if any).

(xxi)	A copy of any assignment of permits, contracts and other material agreements (if any).

(xxii)	A copy of the collateral assignment of interest rate cap agreement or an interest rate swap or similar arrangement (if any).

(xxiii)
The original of all letters of credit issued and outstanding as security for such Purchased Asset (if any) (except that copies may be delivered in connection with a Participation Interest), with any modifications, amendments or endorsements necessary to permit Buyer to draw upon them when and if it is contractually permitted to do so pursuant to this Agreement (if any).

(xxiv)	Copies or originals of any power of attorney related to the Purchased Asset.

(xxv)	Copies or originals (including recorded copies or originals, as applicable) of any subordination, non-disturbance and attornment agreements or similar instruments related to the Mortgaged Property.

(xxvi)	Copies or originals of any ground lease and/or ground lease estoppels received by Seller or the applicable Originator and related to the Mortgaged Property.

(xxvii)	Copies or originals of all other material letters, agreements, instruments, certificates or other documents evidencing, guaranteeing, insuring, securing or modifying the Purchased Asset.

(xxviii)	The original Redirection Letter.

(xxix)	With respect to any Participation Interest, the original Participation Certificate and a copy of the related participation agreement.

(xxx)	With respect to any Participation Interest, any related intercreditor agreement or similar agreement.

(xxxi)	Any additional documents and information required to be delivered to Buyer or its designee (including Custodian) pursuant to this Agreement.

(xxxii)	With respect to any Mezzanine Loan related to a Purchased Asset:

(A)
the original executed Mezzanine Note bearing all intervening endorsements into Seller, and further endorsed by Seller “Pay to the order of __________ without recourse” and signed in the name of Seller, or a lost note affidavit attached thereto;

(B)	the original or a copy of any loan agreement, guarantee or indemnity executed in connection with the Mezzanine Loan;

(C)	the original or a copy of any intercreditor agreement executed in connection with the Mezzanine Loan;

(D)	the original or a copy of any security agreement executed in connection with the Mezzanine Loan;

(E)
copies of any assignment, assumption, modification, consolidation or extension made in respect of such Mezzanine Loan, or any document or agreement referred to in clause (C) above, with evidence of recording thereon (as appropriate), and evidencing a complete chain of assignment and transfer from the related Originator to Seller, as applicable;

(F)
a copy of any UCC-1 financing statements filed in connection with such Mezzanine Loan and all necessary UCC-3 continuation statements, in either case with evidence of filing thereon and UCC-3 assignments prepared by Seller in blank;

(G)	the original certificate(s) representing the pledged equity interests (if any);

(H)	original stock powers relating to each pledged equity interest, executed in blank, if an original stock certificate is provided;

(I)	any original letters of credit and originals or copies of interest rate cap or swap agreements relating to such Mezzanine Loan;

(J)	the original omnibus assignment in blank, if any, signed in the name of Seller;

(K)	the original or copy of the Eagle 9 insurance policy, if any;

(L)	a copy of the power of attorney relating to such Mezzanine Loan, if any;

(M)	a copy of the release letter relating to such Mezzanine Loan, if any.

Notwithstanding the foregoing, if the Mortgagor under each Purchased Asset or Servicer with respect to each Purchased Asset, as applicable, remits any sums required to be remitted to the holder of each Purchased Asset under the loan documents to Seller or any of its Affiliates,

Seller or its Affiliate shall hold such sums in trust for the benefit of Buyer and remit such sums, within two (2) Business Days of receipt, to Servicer for transfer to the Account Bank for deposit in the Repo Collection Account as set forth in Section 5 or as otherwise directed in the written notice signed by Seller and Buyer.

From time to time, Seller shall forward or cause Servicer to forward to Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, Custodian shall hold such other documents as Custodian shall request pursuant to the Custodial Agreement.  For the avoidance of doubt, with respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering unrecorded originals or copies of  documents, Seller shall deliver to Custodian a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation.  Seller shall deliver such recorded original documents (or copies thereof by electronic mail, if applicable) to Custodian promptly when they are received.  With respect to all Purchased Assets delivered by Seller to Custodian on behalf of Buyer, Seller shall execute an omnibus power of attorney substantially in the form of Exhibit F attached hereto irrevocably appointing Buyer its attorney-in-fact with full power following the occurrence and during the continuation of an Event of Default to (i) record the Assignment of Mortgage and assignment of assignment of leases and rents and (ii) take such other steps as may be reasonably necessary or desirable to enforce Buyer’s rights against such Purchased Assets and the related Purchased Asset Files and the Servicing Records.  Buyer shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with Custodian.  The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement.  Any Purchased Asset Files not delivered to Buyer or its designee (including Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof.  Seller or its designee shall maintain a copy of the Purchased Asset File.  The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only.  The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer.  Seller or its designee (including Custodian) shall release its custody of the Purchased Asset Files only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets, is in connection with a repurchase of any Purchased Asset by Seller or as otherwise required by law or in accordance with the Custodial Agreement.

(c)          Subject to automatic revocation upon the occurrence and during the continuance of an Event of Default as set forth below, and subject in all respects to Section 11(g) and the terms of the Servicing Agreement, Buyer hereby authorizes Seller to act as the “Lender” or, in the case of any Participation Interest, “Participant”, under the Purchased Asset Documents and to take (and to direct the Servicer to take, as applicable) such actions under the Purchased Asset Documents and to exercise such powers and perform such duties as are necessary under the Purchased Asset Documents to administer the Purchased Assets (including, without limitation, (i) entering into amendments, modifications and waivers to, under or in connection with the

Purchased Asset Documents, (ii) releasing and otherwise dealing with any collateral for such Purchased Asset, (iii) receiving all notices and deliveries delivered by the obligor(s) under the Purchased Asset Documents, (iv) consenting to or approving any matter which requires “Lender’s”  or, in the case of any Participation Interests, “Participant’s”, consent or approval under the Purchased Asset Documents, (v) administering all matters related to additional advances to be provided under any Purchased Asset Document, including, if applicable, making out of its own funds, any additional advances pursuant to the terms of the related Purchased Asset Documents, (vi) enforcement and related remedies under the Purchased Asset Documents and (vii) exercising all voting, consent and corporate rights with respect to the Purchased Assets), together with such powers as are reasonably incidental thereto).  Upon the occurrence of and during the continuance of an Event of Default, Seller’s authority to act as the “Lender” or, in the case of any Participation Interest, “Participant”, under the Purchased Asset Documents and to direct the Servicer to take actions with respect to the Purchased Assets pursuant to this Section 7(c) shall automatically terminate and be revoked.  So long as no Event of Default is then continuing, Buyer may not take any action in respect of the Purchased Assets and may not deal with the obligors under the Purchased Asset Documents in any way without the express consent of Seller.

8.	SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

Other than for U.S. federal, state and local income and franchise tax purposes, title to all Purchased Assets shall pass to and vest in Buyer on the applicable Purchase Dates and, subject to the terms of the Program Documents and the Purchased Asset Documents, Buyer or its designee shall have free and unrestricted use of all Purchased Assets and be entitled to exercise all rights, privileges and options relating to the Purchased Assets as the owner thereof, including rights of subscription, conversion, exchange, substitution, voting, consent and approval, and to direct any servicer or trustee.  Subject to Section 19, Buyer or its designee may engage (at their own expense) in repurchase transactions with the Purchased Assets or otherwise sell, pledge, repledge, transfer, hypothecate, or rehypothecate (at their own expense) the Purchased Assets, all on terms that Buyer may determine but at all times in conformity with the terms and conditions of the Purchased Asset Documents and the Program Documents; provided, that (i) any such transaction, sale, pledge, repledge, transfer, hypothecation or rehypothecation shall be to a Qualified Assignee and not a Prohibited Transferee or an Affiliate of a Prohibited Transferee, (ii) no such transaction, sale, pledge, repledge, transfer, hypothecation or rehypothecation shall affect or relieve the obligations of Buyer to transfer the Purchased Assets to Seller on each applicable Repurchase Date free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim, or to transfer to credit or pay Income to, or apply Income to the obligations of Seller pursuant to Section 5 of this Agreement, (iii) Seller shall not be liable for any costs incurred by Buyer in connection with any transaction, sale, pledge, repledge, transfer, hypothecation or rehypothecation described in this Section 8, and (iv) no transaction, sale, pledge, repledge, transfer, hypothecation or rehypothecation described in this Section 8 shall otherwise affect  the rights, obligations and remedies of any party to this Agreement.

9.	RECOURSE

The obligations of Seller from time to time to pay the Repurchase Price, the Price Differential, and all other amounts due and obligations owing under this Agreement are full recourse obligations of Seller.

10.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that as of the Closing Date, as of each Purchase Date for the purchase of any Purchased Assets by Buyer from Seller and, other than as expressly set forth in Section 10(h),  as of each date any Transaction is outstanding hereunder:

(a)          Organization.  Seller is duly formed, validly existing and in good standing under the laws and regulations of the state of Seller’s formation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business, except where the failure to be so licensed and in good standing would not reasonably be expected to result in a Material Adverse Change.  Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted.  Seller is duly authorized and has the power to execute and deliver this Agreement, to enter into the Transactions contemplated hereunder and to perform its obligations under this Agreement and the other Program Documents, and it has taken all necessary action to authorize such execution, delivery and performance.

(b)          Due Execution; Enforceability; Transactions.

(i)
The Program Documents have been duly executed and delivered by Seller for good and valuable consideration.  The Program Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(ii)
Seller will engage in the Transactions contemplated hereunder as principal (or, if agreed in writing, in the form of an annex, exhibit or schedule hereto or otherwise, in advance of any Transactions by the other party hereto, as agent for a disclosed principal), and, as of the Closing Date, the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal).

(c)          Non-Contravention; Consents.  None of the execution, delivery and performance of the Program Documents, the consummation by Seller of the transactions contemplated by the Program Documents, including the Transactions contemplated hereunder (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Program Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any material contractual obligation by which Seller is bound or the rights related to which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Program Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law applicable to Seller.  Seller has obtained all necessary authorizations, licenses, permits and other consents from Governmental Authorities required in connection with this Agreement and the Transactions contemplated hereunder, to acquire, own and sell the Purchased Assets and for the performance of its obligations under the Program Documents, and such authorizations, licenses, permits and other consents are in full force and effect.

(d)        Litigation; Requirements of Law.  Except as otherwise disclosed by Seller to Buyer in writing from time to time, there is no action, suit, proceeding, investigation, or arbitration pending or, to the knowledge of Seller, threatened against Seller or Pledgor or any of their respective assets which if adversely determined, would reasonably be expected to result in any Material Adverse Change or would have a material adverse effect on the validity of the Purchased Assets.  Seller is in compliance in all material respects with all Requirements of Law.  Neither Seller nor Pledgor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(e)         No Broker.  Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Program Documents.

(f)          Good Title to Purchased Assets.  Immediately prior to the purchase of any Purchased Asset by Buyer from Seller, Seller owned such Purchased Asset free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Asset to Buyer and, upon transfer of such Purchased Asset to Buyer, Buyer shall be the owner of such Purchased Asset (other than for U.S. federal, state and local income and franchise tax purposes) free of any adverse claim, subject to the rights of Seller pursuant to the terms of this Agreement.  If contrary to the intention of the parties hereto, any Transaction is characterized as a secured financing of the related Purchased Assets, the provisions of this Agreement and the other Program Documents are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Collateral related to such Purchased Assets, and to the extent such security interest can be perfected by filing or by delivery to and possession by Custodian, Buyer shall have a valid, perfected first priority security interest in such Purchased Assets upon proper filing, or upon delivery to and possession by the Custodian in accordance with the Custodial Agreement, as the case may be.

(g)          No Default.  Except as otherwise disclosed by Seller to Buyer in writing, to Seller’s knowledge, (i) no Default or Event of Default has occurred and is continuing under or with respect to the Program Documents, and (ii) no event or circumstance is outstanding which would reasonably be expected to result in any Material Adverse Change.

(h)          Representations and Warranties Regarding the Purchased Assets; Delivery of Purchased Asset File.  Seller represents and warrants to Buyer that, as of each Asset-Level Test Date, each Purchased Asset sold in a Transaction hereunder, conforms to the applicable representations and warranties set forth in Exhibit G-1 or Exhibit G-2, as applicable, in all material respects as applicable, except for Approved Exceptions.  It is understood and agreed that the representations and warranties set forth in Exhibit G-1 and Exhibit G-2 as modified by any Approved Exceptions shall survive delivery of the respective Purchased Asset File to Buyer or its designee (including Custodian) to the extent permitted by applicable law.  With respect to each Purchased Asset, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Asset have been delivered to Buyer or Custodian or Bailee on its behalf except to the extent disclosed to and approved by Buyer.  Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to Custodian or held by Bailee and except as disclosed to and approved by Buyer in writing.

(i)          Adequate Capitalization; No Fraudulent Transfer.  Seller has, as of the Purchase Date after giving effect to the Transactions, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.  After giving effect to each Transaction, Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due.  After giving effect to each Transaction, Seller will not be insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereto or, to its knowledge, any other insolvency laws of any jurisdiction relevant to any such determination in respect of Seller nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Program Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction relevant to any such determination in respect of Seller.  Seller has not entered into any Program Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(j)           [intentionally omitted]

(k)          Ownership.  As of the date hereof, the direct, and to the extent depicted, the indirect, ownership interests in Seller, Guarantor, Pledgor and Originator are as set forth on the organizational chart attached as Exhibit A to the Fee Letter.

(l)           Organizational Documents.  Seller has delivered to Buyer certified copies of its organizational documents, together with all amendments thereto, if any.

(m)         No Encumbrances.  Subject to the terms of the Program Documents and except for Permitted Liens and Title Exceptions, there are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets, and (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets.

(n)          Investment Company.  None of Seller, Guarantor or Pledgor is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  Seller is relying on the exclusion contained in Section 3(c)(5)(C) thereof although there may be additional exclusions or exemptions available to Seller.  Seller is not a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(o)          Taxes.  Seller has filed or caused to be filed all U.S. federal, state and other Tax returns and reports that would be delinquent if  not filed on or before the date hereof and has paid all Taxes, assessments, fees and other charges levied or imposed upon it or its properties, income or assets by any Governmental Authority that are otherwise due and payable except (i) any Taxes, assessments, fees or other governmental charges that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are maintained  in accordance with GAAP or (ii) to the extent that the failure to do so could not reasonably be expected to have a material adverse effect on (a) the property, business, operations or financial condition of Seller, (b) the ability of Seller to perform its material obligations under any of the Program Documents to which it is a party, (c) the validity or enforceability of any Program Document or (d) the material rights and remedies of Buyer under any Program Document; no Tax liens have been filed against any of Seller’s assets other than Permitted Liens, if any, and  no claims are being asserted with respect to any such Taxes, fees or other charges that are not being contested in good faith in the manner described in the immediately preceding clause (i) of this Section 10(o) or that could reasonably be expected to result in a Material Adverse Change  with respect to Seller.  For U.S. federal and applicable state and local income and franchise tax purposes, Seller has been and is classified and reported as a “qualified REIT subsidiary” (as defined in Section 856(i) of the Code) or other “disregarded entity” whose existence is not separate from that of REIT, its sole beneficial owner.

(p)         ERISA.  Except as would not reasonably be expected to result in a Material Adverse Change, Seller does not sponsor, maintain, contribute to, or have any liability with respect to any Plans and does not make any contributions to or have any liability with respect to any Multiemployer Plans.  Seller does not have any ERISA Affiliates.

(q)          Judgments/Bankruptcy.  Except as disclosed in writing to Buyer, there are no judgments against Seller or, to Seller’s knowledge, Pledgor or Guarantor unsatisfied of record or docketed in any court located in the United States of America that would constitute a Default or Event of Default hereunder and no Insolvency Event has ever occurred with respect to Seller, Guarantor or Pledgor.

(r)         Full and Accurate Disclosure.  No information contained in the Program Documents executed and delivered by Seller, Guarantor or Pledgor, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Program Documents (in each case, as modified or supplemented by other information so furnished), contains any untrue statement of a material fact or, to Seller’s knowledge, omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made; provided that, with respect to projected financial information, Seller represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(s)          Financial Information.  All financial data concerning Seller and Guarantor that has been delivered by or on behalf of Seller and Guarantor to Buyer is true, complete and correct in all material respects and has been prepared in accordance with GAAP to the extent applicable.  Since the delivery of such data.

(t)          Payment Instructions.  On or before the Purchase Date for each Purchased Asset, Seller has instructed the related Mortgagor, borrower or other obligor, as applicable, in writing to pay all amounts due under such Purchased Asset to Servicer.

(u)          Notice Address; Jurisdiction of Organization.  On the date of this Agreement, Seller’s address for notices is specified in Annex I hereto.  Seller’s jurisdiction of formation is Delaware.  The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is Seller’s address for notices specified in Annex I hereto or such other address as Seller may notify Buyer in writing from time to time pursuant to Section 17.

(v)          Material Adverse Change.          Since March 31, 2021, there has been no development or event which has resulted in a Material Adverse Change.

(w)          Sanctions; Anti-Corruption; Anti-Money Laundering Laws.

(i)
None of Seller, any director, manager (including any managing member), officer, agent, of Seller, nor, to the knowledge of Seller, any employee of Seller or any person acting on behalf  of Seller that will act in any capacity in connection with or benefit from this Agreement, is an individual or entity that is, or is Owned or Controlled by, or is acting for or on behalf of, providing assistance, support, sponsorship or services of any kind for, Persons that are: (i) the subject/target of any financial, economic, or trade sanctions laws, regulations, rules, decisions, embargoes and/or restrictive measures imposed, administered or enforced by the Government of the United States, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, the Government of Japan, or other relevant sanctions authority (collectively, “Sanctions”), (ii) located, organized or resident in a Sanctioned Country or (iii) Sanctioned Persons.

(ii)
Seller and its directors, managers (including any managing member), officers and employees and, to the knowledge of Seller, the agents of Seller are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects.  Seller is subject to policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.

(iii)
Neither Seller nor any Person who (together with, in the case of a natural person, such person’s family members or trusts) holds any legal or beneficial interest in Seller, whether directly or indirectly:

(A)	appears on any Government List;

(B)
to Seller’s knowledge, has conducted business with or engaged in any transaction with any Person named on any Government List or any Person included in, owned by, Controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to any of the Persons referred to or described in any Government List in contravention of applicable Requirements of Law;

(C)
is a Person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof;

(D)	has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or a Patriot Act Offense; or

(E)	is currently under investigation by any Governmental Authority for alleged criminal activity.

(x)         Proceeds.  No proceeds received by Seller in connection with any Program Document will be used in any manner that will violate Anti-Money Laundering Laws, OFAC Laws or Sanctions.

(y)         Beneficial Ownership Rule.  Seller is an entity that is organized under the laws of the United States or of any State and at least 51 percent of whose common stock or analogous equity interest is owned, directly or indirectly, by a Person whose common stock or analogous equity interests are listed on the New York Stock Exchange or the American Stock Exchange or have been designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of Legal Entity Customer as defined in the Beneficial Ownership Rule.

(z)          Plan Assets. The assets of Seller do not constitute Plan Assets and transactions contemplated by this Agreement or any Program Document do not violate any law applicable to Seller that regulates investments of, or fiduciary obligations with respect to, governmental plans and that is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

11.	NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in effect with respect to any Transaction, Seller shall not, without the prior written consent of Buyer:

(a)          Subject to Seller’s right to repurchase the Purchased Assets, engage in any action which would directly or indirectly materially impair or adversely affect Buyer’s title to the Purchased Assets;

(b)          transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Asset to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to any Purchased Asset with any Person other than Buyer;

(c)          change its name or its jurisdiction of organization from the jurisdiction referred to in Section 10(u) unless it shall have provided Buyer fifteen (15) days’ prior written notice of such change;

(d)        create, incur or permit to exist any lien, encumbrance or security interest in or on any Purchased Asset, except for any (i) Liens created in favor of Buyer under this Agreement, (ii) Permitted Liens and (iii) Title Exceptions;

(e)         create, incur or permit to exist any lien, encumbrance or security interest in or on any of the other Collateral subject to the security interest granted by Seller pursuant to Section 6 of this Agreement, except for any (i) Liens created in favor of Buyer under this Agreement, (ii) Permitted Liens and (iii) Title Exceptions;

(f)           modify in any material respect (with the parties hereto agreeing that changing officers is not material) or terminate any of the organizational documents of Seller;

(g)         consent or assent to any Material Modification to any Purchased Asset without the prior written consent of Buyer in its sole and absolute discretion (unless the applicable Purchased Asset Documents impose a different standard of discretion on the lender or with respect to such Material Modification (including, without limitation, that such lender must act reasonably in its decision with respect to such Material Modification), in which case such different standard shall govern); provided that (i) Buyer agrees to respond to any request by Seller for approval of a Material Modification no later than five (5) Business Days after the submission by Seller of such request along with all information and documentation reasonably determined by Seller as being necessary for Buyer to evaluate such request (the “Request Date”), (ii) if Buyer fails to respond to such request within ten (10) Business Days of such Request Date, then Buyer shall be deemed to have consented to such Material Modification and (iii) if Seller enters into a Material Modification before obtaining the prior written consent of Buyer to enter into such Material Modification, then such action shall not, in and of itself, constitute a Default or Event of Default if (A) Seller determines, in its commercially reasonable discretion, that the failure to enter into such Material Modification would be materially adverse to Seller, Buyer or the Purchased Asset and (B) Seller repurchases the related Purchased Asset from Buyer pursuant to Section 3(c) within ten (10) Business Days from Seller’s receipt from Buyer of written notice denying Seller’s request for Buyer’s consent to such Material Modification within the period described in clause (ii) of the proviso to this Section 11(g).

(h)          admit any additional members in Seller, or permit the sole member of Seller to assign or transfer all or any portion of its membership interests in Seller other than pursuant to the terms of the Program Documents;

(i)           take any action, file any Tax return, or make any election inconsistent with the classification, treatment and reporting of Seller, for U.S. federal and applicable state and local income and franchise tax purposes, as a “qualified REIT subsidiary” (as defined in Section 856(i) of the Code) or other “disregarded entity” whose existence is not separate from that of REIT, its sole beneficial owner, including making an election under Section 301.7701-3(a) of the United States Treasury Regulations to be classified as an association taxable as a corporation for U.S. federal income tax purposes;

(j)          after the occurrence and during the continuation of any Default or any Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller; provided, however, that nothing in this Section or Agreement shall restrict a distribution by Seller to REIT that is necessary for the REIT to comply with Section 857(a)(1) of the Code for a taxable year or to avoid the imposition of tax on REIT under Sections 857(b)(1), (b)(5) or 4981(a) of the Code.

(k)         except as would not reasonably be expected to result in a Material Adverse Change, establish, maintain, contribute to or have any liability (contingent or otherwise) with respect to any Plans or Multiemployer Plans;

(l)          send a Redirection Letter or otherwise instruct any Mortgagor or servicer, as applicable, to make any payment due on such Purchased Asset to any account other than the Repo Collection Account;

(m)         use, or permit its respective directors, officers, employees or agents to use, any Purchase Price paid by Buyer directly or indirectly (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Money Laundering Laws or OFAC Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (C) in any other manner that would result in liability to any Person under any applicable Sanctions or result in the violation of any Anti-Money Laundering Laws, OFAC Laws or Sanctions; or

(n)         engage in, or permit any director, officer, employee, agent or other Person acting on behalf of Seller in any capacity in connection with or directly benefitting from this Agreement to engage in, or to conspire to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering Laws, OFAC Laws, Sanctions or that would breach any applicable laws, rules, or regulations pertaining to bribery or corruption (“Anti-Corruption Laws”), including the FCPA, the U.K. Bribery Act 2010, and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

(o)         become an entity deemed to hold Plan Assets or cause transactions contemplated by this Agreement or any Program Document to violate any law applicable to Seller that regulates investments of, or fiduciary obligations with respect to, governmental plans and that is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

12.	AFFIRMATIVE COVENANTS OF SELLER

(a)         Seller shall promptly (and in any event within two (2) Business Days of obtaining knowledge thereof) notify Buyer of any Material Adverse Change; provided, however, that such notice shall not relieve Seller of its other  obligations under this Agreement.

(b)       Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 10; provided that, Seller shall not be required to disclose (x) information regarding any direct or indirect shareholders of public shareholders of REIT or any holders of Capital Stock of less than twenty percent (20%) of the Capital Stock of Seller, Pledgor or Guarantor, or (y) to the extent disclosing the same would violate any confidentiality obligations of Seller, Pledgor, Guarantor or REIT.  Nothing contained in this Agreement or any Program Document (including this Section 12(b)) shall require Seller, Guarantor or any Affiliate of Seller or Guarantor to provide Buyer with copies of its tax returns.

(c)          Seller (i) shall defend the right, title and interest of Buyer in and to the Collateral against, and take such other action as is necessary to remove, all Liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer, Permitted Liens and Title Exceptions) against the Purchased Assets or Collateral and (ii) shall, at Buyer’s request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Assets in the event such Transactions are recharacterized as secured financings.

(d)          Seller shall notify Buyer of the occurrence of any Default or Event of Default in each case of which Seller has actual knowledge (and the steps, if any, being taken to remedy it) as soon as possible but in no event later than two (2) Business Days after obtaining actual knowledge of such event.

(e)          Seller shall promptly (and in any event not later than two (2) Business Days following receipt or knowledge) deliver or cause Servicer to deliver to Buyer (i) any notice of the occurrence of an event of default (beyond all applicable notice and cure periods) under any Purchased Asset Document (it being understood that Seller shall consult with Buyer with respect to any remedies Seller intends to pursue in connection with any such event of default prior to or concurrently with pursuing such remedies, except to the extent that any such remedy needs, in the reasonable commercial judgement of Seller, to be exercised immediately or in an emergency situation), in which case Seller shall give Buyer notice thereof promptly thereafter and in no event later than two (2) Business Days thereafter, (ii) notice of the occurrence of any event that results in a Purchased Asset becoming a Mandatory Repurchase Asset, (iii) notice of the occurrence of any event that results in a Purchased Asset no longer being an Eligible Asset, (iv) notice of the occurrence of any Credit Event and (v) any other information with respect to any Purchased Asset as may be reasonably requested by Buyer from time to time and within Seller’s possession.

(f)          Seller will permit Buyer or its designated representative (accompanied by Seller or a representative of Seller) to inspect Seller’s records with respect to the Collateral and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer (but no less than fifteen (15) Business Days prior notice) or its designated representative, at such reasonable times and with reasonable frequency (not to exceed once per calendar year absent the continuance of an Event of Default), and to make copies of extracts of any and all thereof, subject to the terms of any confidentiality agreement between Buyer and Seller and Requirements of Law, and if no such confidentiality agreement then exists between Buyer and Seller, Buyer and Seller shall act in accordance with customary market standards regarding confidentiality and Requirements of Law.  Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of Seller’s business.

(g)         At any time upon the reasonable request of Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver to Buyer such further instruments and documents and take such further actions as Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may request).  If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be promptly, and in any event within two (2) Business Days, delivered to Buyer, duly endorsed in a manner satisfactory to Buyer, to be held as Collateral pursuant to this Agreement, and the documents delivered in connection herewith.

(h)          Seller (or Servicer on its behalf) shall provide Buyer with the following financial and reporting information:

(i)
Within sixty (60) days after the last day of each of the first three (3) calendar quarters in any fiscal year of Guarantor, Guarantor’s consolidated and unaudited balance sheet and income statement as of the end of such calendar quarter, in each case presented fairly in accordance with GAAP (subject to normal year-end audit adjustments) and accompanied by a compliance certificate in the form of Exhibit E hereto; provided that Seller shall not be required to separately deliver the foregoing if such financial reporting has been posted to the REIT’s publicly available website at www.KKRReit.com/investor-relations/sec-filings;

(ii)	Within ninety (90) days after the last day of its fiscal year:

(A)
the consolidated balance sheet and statement of equity of the REIT combined, which shall incorporate its consolidated Subsidiaries (including Seller and Guarantor) as at the end of such fiscal year, and the related combined consolidated statements of operations and cash flows for REIT which shall incorporate such consolidated Subsidiaries, in each case, audited by an independent certified public accountant of recognized national standing, which opinion shall not be qualified as to scope of audit or “going concern”, presented fairly in accordance with GAAP and accompanied by a compliance certificate in the form of Exhibit E hereto; provided that Seller shall not be required to separately deliver the foregoing if such financial reporting has been posted to the REIT’s publicly available website at www.KKRReit.com/investor-relations/sec-filings; and

(B)
an unaudited consolidated balance sheet and income statement of the Guarantor as at the end of such fiscal year, certified by the chief executive officer, chief financial officer, treasurer or controller of Guarantor as fairly presenting the financial condition, results of operations, of the Guarantor in accordance with GAAP as at the end of, and for, such period.

(iii)
Within sixty (60) days after the last day of each calendar quarter in any fiscal year, any and all (a) written information or reports with respect to the Purchased Assets and (b) operating statements, financial statements and occupancy status reports with respect to the Purchased Assets, in each case with respect to clause (a) and clause (b), delivered to and received by Seller from Mortgagor or any underling guarantor pursuant to the terms of the Purchased Asset Documents (including without limitation quarterly reports, sponsor’s business plan and any capex plan); provided that Seller’s obligation to deliver the foregoing information shall be deemed satisfied so long as Buyer has access to Seller’s “box site” or other electronic dataroom where such information is posted by Seller and Servicer;

(iv)
Within thirty (30) calendar days of Buyer’s request (or forty-five (45) calendar days in the case that the related Mortgaged Property is a portfolio of properties), (A) not more frequently than once per year in the normal course, (B) upon the occurrence of a Credit Event and (C) in connection with the cure of a Cash Sweep Period Trigger Event, a new Appraisal with respect to the Mortgaged Property relating to the Purchased Asset subject to the event, in each case, at Seller’s expense; provided, that if Seller shall fail to deliver any new Appraisal pursuant to this Section 12(h)(iv), following Buyer’s request, Buyer shall have the right to obtain such Appraisal at Seller’s expense; provided further that Seller shall only be responsible for the cost and expense of any Appraisal ordered or requested by Buyer pursuant to and in accordance with this clause (iv) and, for the avoidance of doubt, any Appraisal provided to Buyer in connection with Buyer’s diligence prior to the related Purchase Date.

(v)	On the Servicer Remittance Date, the Remittance Report (in the form attached as Exhibit D to the Servicer Notice and Acknowledgment);

(vi)	[reserved]; and

(vii)	Any other report with respect to the Purchased Assets reasonably requested by Buyer to the extent such report is reasonably available to Seller.

(i)          Seller shall at all times comply in all material respects with all laws (including, without limitation, ERISA and any applicable environmental laws), ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets, and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(j)          Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(k)          Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all out-of-pocket costs, fees and expenses required to be paid by it, under the Program Documents.  Seller shall pay and discharge all Taxes, levies, liens and other charges, if any, on its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP and excluding other Permitted Liens and Title Exceptions.

(l)          Seller shall advise Buyer in writing of any change in Seller’s name or organizational structure or the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to taking any such action.

(m)         Seller will maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account.

(n)          [intentionally omitted].

(o)          Seller is subject to policies and procedures designed to ensure compliance by Seller and its directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable Anti-Corruption Laws.

(p)          Compliance with Anti-Money Laundering and OFAC Laws.

(i)	Seller shall comply at all times with the requirements of all Anti-Money Laundering Laws.

(ii)	Seller shall provide Buyer with any information regarding Seller, reasonably necessary for Buyer to comply with all Anti-Money Laundering Laws.

(iii)	Seller shall comply at all times with the requirements of all OFAC Laws in all material respects.

(iv)
Seller shall not, nor shall Persons holding any legal or beneficial interest in Seller (whether directly or indirectly), conduct business with or engage in any transaction with any Person named in any Government List or any Person included in, owned by, Controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to any of the Persons referred to or described in any Government List in violation of applicable Requirements of Law.

(v)
If Seller obtains actual knowledge or receives any written notice that Seller or any Person holding any legal or beneficial interest whatsoever therein (whether directly or indirectly) is named on any Government List (such occurrence, an “OFAC Violation”), Seller shall promptly (i) give written notice to Buyer of such OFAC Violation and (ii) comply with all applicable Requirements of Law with respect to such OFAC Violation (regardless of whether the party included on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC is located within the jurisdiction of the United States of America), including the OFAC Laws, and Seller hereby authorizes and consents to Buyer taking any and all steps Buyer deems necessary, in its sole but good faith discretion, to comply with all applicable Requirements of Law with respect to any such OFAC Violation, including the requirements of the OFAC Laws that are legally binding on Buyer (including the “freezing” and/or “blocking” of assets and reporting such action to OFAC as may be legally required on account of any actual or potential OFAC Violation).

(vi)	The representations and warranties of Seller set forth in Section 10(w) hereof shall continue to be true and correct in all material respects.

(vii)
Upon Buyer’s request from time to time (to be made not more frequently than once in any twelve (12) calendar month period), Seller shall deliver a certification confirming its compliance with the covenants set forth in this Section 12(p).

(q)          Seller shall promptly notify Buyer of any action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened in writing against Seller, Guarantor, Pledgor or any of their respective assets in any federal or state court or before any Governmental Authority, which, if not cured or if adversely determined, would reasonably be expected to have a Material Adverse Change or would have a material adverse effect on the validity of the Purchased Assets.

(r)          Promptly following any change that would result in a change to the status of Seller as an excluded “Legal Entity Customer” under the Beneficial Ownership Rule, Seller shall execute and deliver to Buyer a Certification of Beneficial Owner(s) complying with the Beneficial Ownership Rule, in form and substance reasonably acceptable to Buyer.

13.	SPECIAL PURPOSE ENTITY

Seller hereby represents and warrants to Buyer, and covenants with Buyer, that as of the date hereof and so long as any of the Program Documents shall remain in effect:

(a)          It was formed solely for the purpose of (i) originating, acquiring, holding, administering, financing, servicing, managing, enforcing, selling and disposing, directly and subject to this Agreement, the Purchased Assets and the other Collateral, assets being offered as Eligible Assets pursuant to this Agreement and any incidental property relating to any of the foregoing, (ii) engaging in the Transactions and (iii) performing its obligations under the Program Documents.

(b)          It is and intends to remain solvent and it has paid and will pay its debts and liabilities (including employment and overhead expenses) from its own assets as the same shall become due.

(c)           It has complied and will comply with the provisions of its certificate of formation and its limited liability company agreement.

(d)         It has done or caused to be done and will, to the extent under its control, do all things necessary to observe all limited liability company formalities and to preserve its existence.

(e)         It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members and any other Person, and it will file its own tax returns, if any, which are required by law (except to the extent consolidation is required under GAAP (in the case of financial statements) or has been elected or is mandatory under the Code or the tax law of any State (in the case of tax returns) or is required as a matter of law), provided, however, that Seller’s assets may be included in a consolidated financial statements and tax returns of Guarantor; provided, further, that, (i) an appropriate notation shall be made on such consolidated financial statement to indicate the separateness of Seller from Guarantor and to indicate that Seller’s assets and liabilities are not available to satisfy the debts and other obligations of Guarantor or any other Person and (ii) such assets shall also be listed on Seller’s own separate balance sheet.

(f)           (i) It has been, is and will be and at all times will hold itself out to the public as a legal entity separate and distinct from any other Person (including any Affiliate), (ii) shall correct any known misunderstanding regarding its status as a separate entity, (iii) shall conduct business in its own name, (iv) shall not identify itself as a division or part of any of its Affiliates, (v) shall maintain and utilize separate stationery, invoices and checks, and (vi) shall pay to any Affiliate that incurs costs for office space and administrative services that it uses, the amount of such costs allocable to its use of such office space and administrative services.

(g)           It has not owned and will not own any property or any other assets other than the Purchased Assets and the other Collateral, cash and interests in hedges, Eligible Assets that are to be offered as Purchased Assets or which have been repurchased, and incidental property and assets relating to any of the foregoing.

(h)        It has not engaged and will not engage in any business other than the origination, acquisition, ownership, hedging, administering, financing, servicing, management, enforcement, sale and disposition of the Purchased Assets and other Collateral and any asset being offered as an Eligible Asset and incidental property and assets related to the foregoing, all in accordance with the applicable provisions of the Program Documents and Seller’s organizational documents.

(i)           It has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with Persons other than an Affiliate.

(j)          It has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) obligations under the Program Documents; (ii) obligations under the Purchased Asset Documents; and (iii) unsecured trade payables and other liabilities, contingent or otherwise, which are normal and incidental to the origination, acquisition, ownership, hedging, administering, financing, servicing, management, enforcement, sale and disposition of the Purchased Assets and other Collateral and any asset being offered as an Eligible Asset and incidental property and assets related to the foregoing (including, without limitation, unsecured trade payables in the ordinary course of its business which are either (x) no more than ninety (90) days past due or (y) to the extent that any trade payables are more than ninety (90) days past due, such trade payables do not exceed $250,000 and are being contested in good faith and for which adequate reserves are maintained).

(k)          It has not made and will not make any loans or advances (other than Eligible Assets) to any other Person, and shall not acquire obligations or securities of any member or any Affiliate of any member (other than in connection with the acquisition of the Eligible Assets) or any other Person.

(l)           It will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that the foregoing shall in no way be construed as requiring the contribution of capital to Seller by any direct or indirect holders of interests in Seller.

(m)          It shall not seek a Division with respect to itself.

(n)          It will not commingle its funds and other assets with those of any of its Affiliates or any other Person.

(o)          It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.

(p)          It has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.

(q)          It shall not take any of the following actions without the affirmative vote of the Independent Manager: (i) permit its members to dissolve or liquidate Seller, in whole or in part; (ii) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity; or (iii) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code, or effect any similar procedure under any similar law, or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of Seller or of any substantial part of its property, or order the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing.

(r)          It has no liabilities, contingent or otherwise, other than those normal and incidental to the origination, acquisition, ownership, hedging, financing, sale and disposition of the Purchased Assets and other Collateral and any asset being offered as an Eligible Asset and incidental property and assets related to the foregoing, except as contemplated by the Program Documents.

(s)           It has not maintained and shall not maintain any employees but shall be permitted to utilize employees of its Affiliates pursuant to arm’s length terms.

(t)           It shall at all times maintain at least one Independent Manager whose identity has been made known to Buyer and shall give prior written notice to Buyer of any resignation, withdrawal, discharge or replacement of such Independent Manager. Seller shall not terminate, replace or otherwise remove any Independent Manager without giving prior written notice to Buyer.

(u)           It shall at all times discharge all obligations and liabilities due and owing by it from its own funds.

14.	EVENTS OF DEFAULT; REMEDIES

(a)          The occurrence of any of the following events shall be an Event of Default hereunder (each, an “Event of Default”):

(i)
failure of Buyer to receive on any Remittance Date the accrued and unpaid Price Differential (including, without limitation, in the event the Income paid or distributed on or in respect of the Purchased Assets is insufficient to make such payment and Seller does not make such payment or cause such payment to be made); provided, however, to the extent that any such failure occurs despite sufficient funds being on deposit in the Repo Collection Account, Seller shall have one (1) Business Day to cure such failure, except that such failure shall not be an Event of Default if sufficient Income, which would otherwise be remitted to Buyer pursuant to Section 5 hereof, is on deposit in the Repo Collection Account but the Account Bank fails to remit such funds to Buyer, so long as Seller causes such funds to be remitted to Buyer within one (1) Business Day of such failure;

(ii)	Seller fails to repurchase any Purchased Asset upon the related Repurchase Date;

(iii)	[intentionally omitted];

(iv)	an Insolvency Event occurs with respect to Seller, Guarantor or Pledgor;

(v)	[intentionally omitted];

(vi)
either (A) the Program Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim (other than the rights of Seller pursuant to this Agreement, Permitted Liens and Title Exceptions) of any of the Purchased Assets, or (B) if a Transaction is recharacterized as a secured financing, the Program Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer in any of the Purchased Assets, and in any such case, such condition is not cured within three (3) Business Days following notice thereof to Seller;

(vii)
failure of Seller to make any other payment owing to Buyer which has become due, whether by acceleration or otherwise under the terms of this Agreement, which failure is not remedied within five (5) Business Days;

(viii)
any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller, which removal, limitation, restriction, suspension or termination results in a Material Adverse Change;

(ix)	a Change of Control shall have occurred without the prior written consent of Buyer;

(x)
any representation made by Seller, Guarantor, Pledgor or Originator (other than a representation or warranty set forth in Exhibit G-1 or Exhibit G-2) in any Program Document or any document or certificate delivered pursuant thereto shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated which incorrect or untrue representation is not cured within ten (10) Business Days of the earlier of (i) the receipt of notice by Seller and (ii) knowledge of Seller; provided, however, in the case of any breach of a representation or warranty which is susceptible to cure but cannot be cured within such initial ten (10) Business Day period through the exercise of reasonable diligence, (A) if Seller, Guarantor, Pledgor or Originator is working diligently to cure such breach within such initial ten (10) Business Day period, such period shall be extended for such additional ten (10) Business Days, and (B) if Seller, Guarantor, Pledgor or Originator is working diligently to cure such breach within such additional ten (10) Business Day period, such period shall be extended for such additional ten (10)

Business Days, such total cure period not to exceed thirty (30) Business Days in the aggregate;

(xi)
Guarantor shall (i) fail to comply with any of the financial covenants set forth in the Guaranty or (ii) have defaulted or failed to perform any other obligation under the Guaranty and, in each such case, such breach remains uncured for five (5) Business Days;

(xii)
a final non-appealable judgment (other than a judgment to the extent covered by insurance) by any competent court in the United States of America for the payment of money in an amount greater than  $1,000,000 (in the case of Seller or Pledgor) or $50,000,000 (in the case of Guarantor) shall have been rendered against Seller, Guarantor or Pledgor and remained undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Buyer;

(xiii)
Guarantor, or Pledgor shall have failed to make any payment (after the expiration of any applicable grace period) under any note, indenture, loan agreement, guaranty, repurchase agreement, swap agreement or any other contract, agreement or transaction to which it is a party, which payment is in excess of $1,000,000 (in the case of Pledgor) or $50,000,000 (in the case of Guarantor);

(xiv)
if Seller, Pledgor or Originator shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement or any other Program Document that such party is required to perform, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within ten (10) Business Days after notice thereof to Seller by Buyer; provided, however, in the case of any such breach or failure that cannot be cured within such initial ten (10) Business Day period through the exercise of reasonable diligence, (A) if Seller, Pledgor or Originator is working diligently to cure such breach or failure within such initial ten (10) Business Day period such period shall be extended for such additional ten (10) Business Days, and (B) if Seller, Pledgor or Originator is working diligently to cure such breach or failure within such additional ten (10) Business Day period such period shall be extended for such additional ten (10) Business Days, such total cure period not to exceed thirty (30) Business Days in the aggregate;

(xv)
a Material Adverse Change shall have occurred, as determined by Buyer in its reasonable discretion, and such default is not remedied within ten (10) Business Days after notice thereof to Seller by Buyer; provided, however, in the case of any default under this clause (xv) which is susceptible to cure but cannot be cured within such initial ten (10) Business Day period through the exercise of reasonable diligence, (A) if Seller, Guarantor or Pledgor is working diligently to cure such default within such initial ten (10) Business Day period such period shall be extended for such additional ten (10) Business Days, and (B) if Seller, Guarantor or Pledgor is working diligently to cure such default within such additional ten (10) Business Day period, such period shall be extended for such additional ten (10) Business Days, such total cure period not to exceed thirty (30) Business Days in the aggregate;

(xvi)	a Division shall have occurred with respect to Seller or Pledgor without the prior written consent of Buyer;

(xvii)
Seller consents or assents to or otherwise allows any Material Modification without the prior written consent of Buyer and Seller has not repurchased the related Purchased Asset within the time period permitted pursuant to Section 11(g); or

(xviii)
The assets of Seller are deemed to constitute Plan Assets or the transactions contemplated by this Agreement or any Program Document violate any law applicable to Seller that regulates investments of, or fiduciary obligations with respect to, governmental plans and that is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

(b)          If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:

(i)
At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Insolvency Event with respect to Seller, Guarantor or Pledgor), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)	If Buyer exercises or is deemed to have exercised the option referred to in Section 14(b)(i) of this Agreement:

(A)	Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date;

(B)
to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction times (y) the Purchase Price for such Transaction; and

(C)	Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by Custodian relating to the Purchased Assets.

(iii)
Buyer may in accordance with Requirements of Law (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may reasonably deem satisfactory any or all Purchased Assets or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the market value of such Purchased Assets as determined by Buyer consistent with its and its Affiliates’ methods for determining the market value for similar commercial real estate portfolios against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Program Documents.  The proceeds of any disposition of Purchased Assets effected pursuant to this Section 14(b)(iii) shall be applied in accordance with Section 5(d), with any amounts remaining after the payment of all Repurchase Obligations in full and the termination of this Agreement to be paid to Seller.

(iv)
The parties acknowledge and agree that (A) the Purchased Assets subject to the Transactions hereunder are not instruments traded in a recognized market, and, in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Assets, Buyer may establish the source therefor in its sole discretion and (B) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Assets). The parties recognize that it may not be possible to purchase or sell all Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid at such time.  In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (1) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or (2) constitute a waiver of any right or remedy of Buyer under the Program Documents.

(v)	Seller shall be liable to Buyer for (A) the amount of all reasonable out-of-pocket expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default, (B) all out-of-pocket costs actually incurred in connection with covering transactions of the type described in Section 3(i), and (C) any other actual out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.

(vi)
Buyer shall have, in addition to its rights and remedies under the Program Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are characterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any of the Program Documents.  Without limiting the generality of the foregoing, Buyer shall be entitled to set-off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer under this Agreement, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(vii)
Subject to the notice and grace periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof.  All rights and remedies arising under the Program Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(viii)
Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process.  Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all Purchased Assets, or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(ix)
Buyer may, without prior notice to Seller, set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Buyer or any Affiliate of Buyer against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Buyer or any Affiliate of Buyer to Seller.  Buyer will give notice to the other party of any set-off effected under this Section 14(b)(ix).  If a sum or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.  Nothing in this Section 14(b)(ix) shall be effective to create a charge or other security interest.  This Section 14(b)(ix) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(x)
Seller shall, within two (2) Business Days following Buyer’s written request, execute and deliver to Buyer such documents, instruments, certificates, assignments and other writings, and do such other acts as Buyer may reasonably request for the purposes of assuring, perfecting and evidencing Buyer’s ownership of the Purchased Assets, including, without limitation: (A) forwarding to buyer or Buyer’s designee (including, if applicable, Custodian), any payments Seller or any of its Affiliates receives on account of the Purchased Assets, in each case promptly upon receipt thereof; (B) to the extent not already contained in the Purchased Asset File, delivering to Buyer or such designee any certificates, instruments, documents, notices or files evidencing or relating to the Purchased Assets which are in Seller’s possession or under its control; (C) to the extent not already contained in the Purchased Asset File, delivering to Buyer underwriting summaries, credit memos, asset summaries, status reports or similar documents relating to the Purchased Assets and in Seller’s possession or under its control.

(xi)
Seller hereby appoints Buyer as attorney-in-fact of Seller for the purpose of carrying out the provisions of this Section 14(b) and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes of this Section 14(b), which appointment as attorney-in-fact is irrevocable and coupled with an interest until all of the Repurchased Obligations have been paid in full (other than inchoate indemnification obligations).

15.	SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, each of Buyer and Seller agrees (a) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (b) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (c) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

16.	CONFIDENTIALITY

All of the terms and provisions set forth in any of the Program Documents and any information concerning or provided in respect of the Program Documents, Eligible Assets, Purchased Assets, Purchased Asset Documents or the Transactions, provided pursuant to any Due Diligence Package and/or Supplemental Due Diligence List or otherwise provided in connection with, or related to, any proposed Eligible Asset, Purchased Asset and/or Transaction or proposed Transaction, or Program Documents shall be used by Buyer solely for purposes of evaluating Transactions hereunder, shall be kept confidential and shall not be disclosed by either party to any Person without the prior written consent of the each other party hereto, except (a) to the Affiliates of such Party or its or their respective directors, officers, employees, agents, advisors, attorneys, accountants, insurance providers and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent ordinarily disclosed by Seller and/or Guarantor by virtue of Guarantor being a publicly traded company, or to the extent requested by any regulatory authority (including the SEC) having jurisdiction over such party or required by Requirements of Law or by any subpoena or similar legal process, (c) to the extent required to be included in the financial statements or reporting of either party or an Affiliate thereof, (d) to the extent required to exercise any rights or remedies under the Program Documents, Purchased Assets, the Purchased Asset Documents or Mortgaged Properties, (e) to the extent required to consummate and administer a Transaction, (f) to any actual or prospective participant or assignee which agrees to keep any such information confidential pursuant to terms substantially similar to this Section 16, (g) to the extent required in connection with any litigation between the parties in connection with any Program Document, (h) on a confidential basis to  (i) any ratings agency in connection with rating Seller or any of its Subsidiaries or this Agreement, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to repurchase agreements, (i) to the extent any such information becomes publicly available other than as a result of a breach of this Section  or (j) by Seller or Guarantor to potential or existing investors in or financing parties to Guarantor or its Affiliates and subsidiaries who are informed of the confidential nature of such information and instructed to keep it confidential; provided, that no such disclosure made with respect to any Program Documents shall include a copy of such Program Document to the extent that a summary would suffice, but if it is necessary for a copy of any Program Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure to the extent such disclosure can be satisfied by a redacted copy of such Program Document. Notwithstanding anything contained herein to the contrary, any press communication or other media announcement relating to the Program Documents and/or the Transactions must be mutually consented to in advance by Buyer and Seller in writing.

Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment or tax structure of the Transactions, any fact relevant to understanding the federal, state and local tax treatment or tax structure of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment or tax structure; provided that the “tax treatment or “tax structure” shall be limited to any facts relevant to the U.S. federal, state or local tax treatment or tax structure of any Transaction contemplated hereunder and specifically does not include any information relating to the identity of Buyer or any pricing terms hereunder.

17.	NOTICES AND OTHER COMMUNICATIONS

Unless otherwise expressly provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, or (e) by email with confirmation of delivery, in each case,  to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 17.  A notice shall be deemed to have been given: (v) in the case of hand delivery, at the time of delivery, (w) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (x) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (y) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section 17 or (z) in the case of email, upon transmission properly evidenced and with confirmation of receipt by the receiving party.  A party receiving a notice which does not comply with the technical requirements for notice under this Section 17 may elect to waive any deficiencies and treat the notice as having been properly given.

18.	ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

19.	SUCCESSORS AND ASSIGNS

(a)          Subject to the terms of this Section 19, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, except that none of Seller, Pledgor, Guarantor or Originator may assign or otherwise transfer any of its respective rights or obligations under this Agreement or the other Program Documents and under any Transaction without the prior written consent of Buyer.

(b)          (i)          Buyer may at any time at no cost or expense to Seller grant to one or more Persons (each, a “Participant”) participating interests in a portion of Buyer’s rights under the Program Documents and Transactions; provided that, (A) so long as no Event of Default is continuing, Buyer shall have first obtained Seller’s prior written consent to any participation of its rights and obligations under the Program Documents and Transactions (which such consent shall not be unreasonably withheld, delayed or conditioned so long as such participant is a

Qualified Assignee and not a Prohibited Transferee or an Affiliate of a Prohibited Transferee), (B) (i) no such participation shall be for less than $50,000,000 and Buyer agrees (without limiting clause (b)(iii) immediately below) to use its best efforts to limit the aggregate number of participants and Buyers at any one time under this Agreement to a maximum of three (including MUFG), (ii) such participant shall be to a Qualified Assignee, (iii) MUFG thereof shall at all times retain at least sixty percent (60%) of its interests in the Program Documents and Transactions (for the avoidance of doubt such interest shall not be subject to a participation interest), and (iv) notwithstanding anything to the contrary in this Agreement (including without limitation Section 36), any other Program Document, co-buyer agreement, co-lending agreement or other similar agreement among Buyers, no waiver, amendment, modification, consent or other action requiring the vote of some or all Buyers (or, for the avoidance of doubt, Administrative Agent) shall require the consent of any Buyer or participant (or, for the avoidance of doubt, Administrative Agent), other than MUFG or an Affiliate of MUFG, that is a Qualified Assignee and not a Prohibited Transferee unless otherwise permitted pursuant to the terms of an Approved Co-Buyer Agreement; provided that Seller shall consider any request to grant any such rights to a participant (other than MUFG) in good faith, (C) Buyer shall notify Seller in writing of such participation at least ten (10) days prior to the effective date thereof, (D) Buyer’s obligations and Seller’s rights and obligations under the Program Documents and Transactions shall remain unchanged, (E) Seller shall be entitled to deal with MUFG as the exclusive representative of all Buyers on all matters relating to the Program  Documents and the Transactions, (F) MUFG as Administrative Agent shall have consented to such participation and (G) Seller shall not be charged for, incur or be required to reimburse Buyer or any other Person for any costs or expense relating to any such participation interest or to pay or reimburse Buyer or any other Person for any costs that would not have been incurred by Buyer had no participation interests in such Program Documents and Transactions been issued or sold.  Until MUFG shall have assigned or participated forty percent (40%) of its interests in the Program Documents and Transactions pursuant to the terms hereof, Seller shall, and shall cause its Affiliate with primary responsibility for managing the Purchased Assets, to use commercially reasonable efforts to assist Buyer in connection with any such participation and, at Buyer’s sole cost and expense, Seller shall enter into such restatements of, and amendments, supplements and other modifications to, this Agreement or the other Program Documents in order to give effect to such participation; provided that neither Seller, Pledgor, Originator nor Guarantor shall have any obligation to enter into any such restatements, amendments, supplements or modifications if such restatements, amendments, supplements or modifications would have the effect of (i) modifying any of the commercial terms under the Program Documents, (ii) reducing any of Seller’s, Pledgor’s, Originator’s or Guarantor’s rights under the Program Documents or (iii) increasing any of Seller’s, Pledgor’s, Originator’s or Guarantor’s obligations under the Program Documents.

(ii)
In the event that Buyer grants participations in the Program Documents or any or all of the Transactions hereunder, Buyer shall, acting solely for this purpose as a non-fiduciary agent of Seller, maintain a register on which it enters the names and addresses of all Participants in the Program Documents and/or Transactions held by it and the principal amount or Purchase Price (and stated interest or Price Differential thereon) of the portion thereof which is the subject of the participation (the “Participant Register”). Any Program Document or any Transaction may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of the Program Documents or Transactions may be effected only by the registration of such participation on the Participant Register. Buyer shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Program Documents or the Transactions) to any Person except to the extent that such disclosure is necessary to establish that the Program Documents or the Transactions are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations; provided that the Participant Register shall be available for inspection by Seller at any reasonable time and from time to time upon reasonable prior notice.  The entries in the Participant Register shall be conclusive absent manifest error, and Buyer and Seller shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of the Program Documents notwithstanding any notice to the contrary. . Seller agrees that each Participant shall be entitled to the benefits of Section 30 (subject to the requirements and limitations therein, including the requirements under Section 30(e) (it being understood that the documentation required under Section 30(e) shall be delivered to the participating Buyer)) to the same extent as if it were a Buyer Assignee and had acquired its interest by assignment pursuant to paragraph (c) of this Section 19.

(c)          Buyer may at any time at no cost or expense to Seller assign to one or more Persons (each, an “Assignee”) a portion of its rights and obligations under this Agreement, the Transactions and the other Program Documents (collectively, the “Facility”), and such Assignee shall assume such rights and obligations, pursuant to an assignment and assumption agreement in form and substance reasonably satisfactory to Buyer and Seller (an “Assignment and Assumption Agreement”), executed by such Assignee, Seller (if applicable) and Buyer; provided that, (A) so long as no Event of Default is continuing, Buyer shall have first obtained Seller’s prior written consent to any assignment of its rights and obligations under the Program Documents and Transactions (which such consent shall not be unreasonably withheld, delayed or conditioned so long as such assignee is a Qualified Assignee and not a Prohibited Transferee or an Affiliate of a Prohibited Transferee), (B) (i) no such assignment shall be for less than $50,000,000, and Buyer agrees (without limiting clause (c)(iii) immediately below) to use its best efforts to limit the aggregate number of participants and Buyers at any one time under this Agreement to a maximum of three (including MUFG), (ii) such assignment shall be to a Qualified Assignee, (iii) MUFG thereof shall at all times retain at least sixty percent (60%) of its interests in the Program Documents and Transactions, and (iii) notwithstanding anything to the contrary in this Agreement (including without limitation Section 36), any other Program Document, co-buyer agreement, co-lending agreement or other similar agreement among Buyers, no waiver, amendment, modification, consent or other action requiring the vote of one or more Buyers shall require the consent of any Buyer or participant, other than MUFG or an Affiliate of MUFG, that is a Qualified Assignee and not a Prohibited Transferee (and each Buyer shall acknowledge and consent to such voting arrangement in the Assignment and Assumption Agreement) unless otherwise permitted pursuant to the terms of an Approved Co-Buyer Agreement; provided that Seller shall consider any request to grant any such rights to a Buyer (other than MUFG) in good faith, (C) Buyer shall notify Seller in writing of such assignment at least ten (10) days prior to the effective date thereof, (D) Seller shall be entitled to deal with MUFG as the exclusive representative of all Buyers on all matters relating to the Program  Documents and the Transactions, (E) such assignee shall execute an Approved Co-Buyer Agreement with respect to this Agreement and Program Documents, (F) MUFG as Administrative Agent shall have consented to such assignment and (G) Seller shall not be charged for, incur or be required to reimburse Buyer or any other Person for any costs or expense relating to any such assignment or to pay or reimburse Buyer or any other Person for any costs that would not have been incurred by Buyer had no assignment in such Program Documents and Transactions been issued or sold.  Without limiting the foregoing, until MUFG shall have assigned or participated forty percent (40%) of its interests in the Program Documents and Transactions pursuant to the terms hereof, Seller shall, and shall cause its Affiliate with primary responsibility for managing the Purchased Assets, to use commercially reasonable efforts to assist Buyer in connection with any such assignment and, at Buyer’s sole cost and expense, Seller shall enter into such restatements of, and amendments, supplements and other modifications to this Agreement or the other Program Documents in order to give effect to such assignment; provided that neither Seller, Pledgor, Originator nor Guarantor shall have any obligation to enter into any such restatements, amendments, supplements or modifications if such restatements, amendments, supplements or modifications would have the effect of (i) modifying any of the commercial terms under the Program Documents, (ii) reducing any of Seller’s, Pledgor’s, Originator’s or Guarantor’s rights under the Program Documents or (iii) increasing any of Seller’s, Pledgor’s, Originator’s or Guarantor’s obligations under the Program Documents.

Subject to the terms and conditions set forth in this Section 19, upon execution and delivery of an Assignment and Assumption Agreement and payment by such Assignee to such Buyer of an amount equal to the purchase price agreed between such Buyer and such Assignee, such Assignee shall be a party to this Agreement and the applicable Program Documents and shall have all the rights, protections and obligations of Buyer, and Buyer shall be released from its obligations hereunder and the applicable Program Documents to a corresponding extent, and no further consent or action by any party shall be required.

(d)          Buyer may at any time pledge its rights under this Agreement to a Federal Reserve Bank. No such pledge shall release Buyer from its obligations hereunder or substitute any such pledgee for Buyer as a party hereto.

(e)          No Assignee, Participant or other transferee of Buyer’s rights shall be entitled to receive any greater payment under any provision hereof than Buyer would have been entitled to receive with respect to the rights transferred, except, in the case Section 30 hereof, to the extent such entitlement to receive a greater payment results from a change in a Requirement of Law that occurs after the Assignee, Participant or other transferee acquired its applicable rights or participation hereunder.

(f)          Nothing in the Program Documents, express or implied, shall give any Person, other than the parties to the Program Documents and their respective successors and assigns, any benefit or any legal or equitable power, right, remedy or claim under the Program Documents.

(g)          Buyer, on Seller’s behalf, shall maintain a copy of each assignment and a register for the recordation of the names and addresses of the Assignees and the amount of each Assignee’s interest in the Program Documents and/or Transactions held by it and the principal amount or Purchase Price (and stated interest or Price Differential thereon) of the portion thereof which is the subject of the assignment (the “Register”).  Any assignment of the Program Documents or Transactions may be effected only by the registration of such assignment on the Register.  The entries in the Register shall be conclusive absent manifest error, and Buyer and Seller shall treat each Person whose name is recorded in the Register as the owner of such assignment for all purposes of the Program Documents notwithstanding any notice to the contrary.  If Buyer transfers or sells its entire interest in the Program Documents and does not hold legal title, the transferee shall be responsible for the continued maintenance of the Register and all further reporting under this Section 19(f).

20.	GOVERNING LAW

This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of New York, without giving effect to any laws, rules or provisions of the State of New York that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of New York.

21.	NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by Buyer shall constitute a waiver of its right to exercise any other remedy hereunder.  Except as may be set forth in a Confirmation duly executed and delivered by the parties thereto in accordance with this Agreement, no modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such modification, waiver or consent shall be in writing and duly executed by the parties hereto and accompanied by (i) a duly executed and delivered reaffirmation by Guarantor of the Guaranty and (ii) a duly executed and delivered reaffirmation by Pledgor of the Pledge Agreement.

22.	RESERVED

23.	INTENT

(a)         The parties intend (i) for this Agreement and each Transaction hereunder to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, (ii) that payments made under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Sections 101, 741(5) and 741(8) of the Bankruptcy Code, (iii) for the grant of each security interest set forth in Section 6 to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code and a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, (iv) for the grant of each security interest/pledge of collateral in both the Pledge Agreement and each Originator Pledge Agreement to also be a

“securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code and a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code; (v) for the Guaranty to constitute “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A) and 741(7)(A)(xi) of the Bankruptcy Code; and (vi) that Buyer (as a “financial institution,” “financial participant” or other entity listed in Sections 555, 561, 362(b)(6) or 362(b)(27) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “securities contract” and a “master netting agreement” including (x) the rights, set forth in Section 14 and in Sections 555 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and terminate this Agreement, (y) the right to offset or net out as set forth in Section 33 and in Sections 362(b)(6) or 362(b)(27) of the Bankruptcy Code and (z) the non-avoidability of transfers made in connection with this Agreement as set forth in Sections 546(e) and 546(j) of the Bankruptcy Code.  Each Party further agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of any Transaction under this Agreement or this Agreement as a “securities contract” and/or “master netting agreement” within the meaning of the Bankruptcy Code.

(b)          It is understood that (i) Buyer’s right to liquidate the Purchased Assets and other Collateral delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 14 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555 and 561; and (ii) Buyer’s right to set-off claims and appropriate and apply any and all deposits of money or property or any other indebtedness at any time held or owing by Buyer to or for the credit of the account of any Affiliate against and on account of the obligations and liabilities of Seller pursuant to Section 33 hereof is a contractual right as described in Bankruptcy Code Sections 553, 555 and 561.

(c)          The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)          It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)          In light of the intent set forth above in this Section 23, Seller agrees that, from time to time upon the written request of Buyer, Seller will execute and deliver any supplements, modifications, addendums or other documents as may be necessary or desirable, in Buyer’s reasonable discretion, in order to cause this Agreement and the Transactions contemplated hereby to qualify for, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment under the Bankruptcy Code for “securities contracts” and

“master netting agreements”; provided, however, that Buyer’s failure to request, or Buyer’s or Seller’s failure to execute, such supplements, modifications, addendums or other documents does not in any way alter or otherwise change the intention of the parties hereto that this Agreement and the Transactions hereunder constitute “securities contracts” and/or a “master netting agreement” as such terms are defined in the Bankruptcy Code.

(f)          The parties agree and acknowledge that (i) the security interests granted to Buyer in this Agreement, the Pledge Agreement and each Originator Pledge Agreement are each granted to Buyer to induce Buyer to enter into this Agreement and (ii) such security interests and the Guaranty relate to the Transactions as part of an integrated, simultaneously-closing suite of secured financial contracts.

(g)          Each party agrees that this Agreement and each Transaction hereunder is intended to create a mutuality of obligations among the parties, and as such, the Agreement and each Transaction constitutes a contract that (i) is between all of the parties and (ii) places each party in the same right and capacity.

24.	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)         in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)          in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)          in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

25.	CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a)         Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b)          To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)         The parties hereby irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein.  The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Section 25 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.

(d)        EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER PROGRAM DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

26.	NO RELIANCE

Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into and the performance under the Program Documents and each Transaction thereunder:

(a)          It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Program Documents, other than the representations expressly set forth in the Program Documents;

(b)          It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c)          It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Program Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)          It is entering into the Program Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and

(e)          It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Program Documents or any Transaction thereunder.

27.	INDEMNITY

(a)          Seller hereby agrees to indemnify Buyer and its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all actual out-of-pocket liabilities, obligations, actual out-of-pocket losses, actual out-of-pocket damages, actual out-of-pocket penalties, actions, judgments, suits, actual out-of-pocket fees, actual out-of-pocket costs, actual out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and disbursements of outside counsel) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) which may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions hereunder (including, for the avoidance of doubt, arising out of or in connection with (i) any breach by Seller of its obligations under the Custodial Agreement or (ii) any breach by any Bailee of its obligations under the related Bailee Letter or any Bailee’s negligence, lack of good faith or willful misconduct) or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence, willful misconduct, bad faith or fraud of any Indemnified Party.  Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any Environmental Law unless resulting from any Indemnified Party’s gross negligence, willful misconduct, bad faith or fraud.  In any suit, proceeding or action brought by Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller will save, indemnify and hold Buyer harmless from and against all actual out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees of outside counsel), damage suffered by any Indemnified Party by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller.  Seller agrees to reimburse Buyer as and when billed by Buyer for all of Buyer’s reasonable out-of-pocket costs and expenses incurred during the continuance of a Default or Event of Default in connection with the enforcement or the preservation of Buyer’s rights under this Agreement or any Transaction contemplated hereby, including, without limitation, the reasonable out-of-pocket fees and disbursements of its outside counsel.  This Section 27 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(b)          Seller hereby agrees to save, indemnify and hold each Indemnified Party harmless from and against any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any Anti-Money Laundering Law, OFAC Law or Sanctions, and all

reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof, by any Indemnified Party in connection with the Program Documents as a result of any action of Seller.

28.	DUE DILIGENCE

Seller acknowledges that, at reasonable times and upon reasonable notice (but not less than fifteen (15) Business Days’ prior notice), Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior notice (but not less than fifteen (15) Business Days’ prior notice) to Seller, Buyer or its authorized representatives (accompanied by a representative of Seller or one of its affiliates) will be permitted during normal business hours to examine, inspect and make copies and extracts of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of Seller, Servicer or subservicer and/or Custodian subject to the terms of any confidentiality agreement between Buyer and Seller and Requirements of Law, and if no such confidentiality agreement then exists between Buyer and Seller, Buyer and Seller shall act in accordance with customary market standards regarding confidentiality and Requirements of Law.  Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of Seller’s business.  Buyer shall be permitted, no more than once a calendar year, to visit Guarantor and/or Seller’s offices at a mutually agreeable time to meet with the investment and management teams including, if requested, a knowledgeable financial or accounting officer, regarding their investment and management strategies with respect to the Purchased Assets.  Without limiting the generality of the foregoing, Seller acknowledges that Buyer shall enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option and, subject to this Section 28, at its cost, has the right at any time to conduct a partial or complete due diligence review on some or all Purchased Assets.  With respect to Discretionary New Assets, Buyer may underwrite such Discretionary New Assets itself or engage, subject to this Section 28, at its cost, a third-party underwriter to perform such underwriting. Seller agrees to reasonably cooperate with Buyer and any third-party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third-party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Discretionary New Assets in the possession, or under the control, of Seller.  Seller shall reimburse Buyer for all actual out-of-pocket legal costs incurred by Buyer relating to Buyer’s review of any New Asset in an amount not to exceed the related Diligence Cap; provided that Seller shall not be responsible for any other  costs and expenses of Buyer incurred in connection with its diligence or underwriting. Seller agrees to reasonably cooperate with Buyer and any Independent Appraiser in connection with obtaining Appraisals required pursuant to Section 12(h)(iv).

29.	SERVICING

(a)          Seller and Buyer agree that all Servicing Rights with respect to the Purchased Assets are being transferred hereunder to Buyer on the applicable Purchase Date and such Servicing Rights shall be transferred by Buyer to Seller upon Seller’s payment of the Repurchase

Price for the Purchased Assets, and any servicing provisions of this Agreement or any other Program Document constitute (i) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (ii) a security agreement or other arrangement or other credit enhancement related to the Program Documents.  Notwithstanding the transfer of Servicing Rights to Buyer, Buyer hereby agrees that Servicer may, subject to the terms of the Servicing Agreement, continue to service the Purchased Assets (excluding the Servicing Rights) for the benefit of Buyer and Buyer’s successors or permitted assigns; provided, however, that Servicer shall have entered into the Servicer Notice and Acknowledgement and, if the Servicer is not Midland Loan Services, a Division of PNC Bank, National Association, such other Servicer shall have entered into documentation satisfactory to Buyer acknowledging Buyer’s interest in the related Purchased Assets and its rights to sell such Purchased Assets on a servicing-released basis and to terminate the term of such Servicer with respect to any Purchased Assets sold by Buyer upon the occurrence and during the continuance of an Event of Default.  Seller shall cause the Purchased Assets to be serviced in accordance with Accepted Servicing Practices as provided in the Servicing Agreement.

(b)          Seller agrees that Buyer is the owner of all servicing records, including but not limited to the Servicing Agreement any and all other servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (collectively, the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement.  Seller covenants to safeguard such Servicing Records (if any are in Seller’s possession) and to deliver them promptly to Buyer or its designee (including Custodian) at Buyer’s request.

(c)          Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its rights to the Purchased Assets on a servicing-released basis and/or (ii) terminate any Servicer or any sub-servicer of the Purchased Assets with or without cause, in each case without payment of any penalty or termination fee.  Seller shall use commercially reasonable efforts to cause Servicer to cooperate with Buyer in effecting such termination and transferring all authority to service such Purchased Asset to the successor servicer, including requiring Servicer to (i) promptly transfer all data in its possession relating to the Purchased Assets to the successor servicer in such electronic format as the successor servicer may reasonably request, (ii) promptly transfer to the successor servicer, Buyer or Buyer’s designee, the Purchased Asset File and all other files, records, correspondence and documents in its possession relating to the Purchased Assets and (iii) use commercially reasonable efforts to cooperate and coordinate with the successor servicer and/or Buyer to comply with any applicable legal or regulatory requirement associated with the transfer of the servicing of the applicable Purchased Assets.  Seller agrees that if Seller or any Servicer fails to cooperate with Buyer or any successor servicer in effecting the termination of such Servicer as servicer of any Purchased Asset or the transfer of all authority to service such Purchased Asset to such successor servicer in accordance with the terms hereof and the Servicing Agreement, Buyer will be irreparably harmed and entitled to injunctive relief.

(d)          Seller shall not employ any Servicer rated below “above average” by S&P, unless such Servicer is otherwise approved by Buyer, in its sole and absolute discretion, to service the Purchased Assets (excluding the Servicing Rights).

(e)          If Servicer is an Affiliate of Seller, Pledgor, Guarantor or Originator, the payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.

30.	TAXES

(a)          Any and all payments by or on account of any obligation of Seller under this Agreement or any other Program Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased by Seller as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 30) the applicable Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Without duplication of other amounts payable by Seller under this Section 30, Seller shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)        Seller shall indemnify Buyer, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 30) payable or paid by Buyer or required to be withheld or deducted from a payment to Buyer, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Seller by Buyer shall be conclusive absent manifest error.

(d)          As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 30, Seller shall deliver to the applicable Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer.

(e)          (i)          Any Buyer that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Program Document shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, Buyer shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 30(e)(ii)(A), Section 30(e)(ii)(B) and Section 30(e)(ii)(D)

below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would subject Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer.

(ii)
Without limiting the generality of the foregoing, in the event that Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code, or is classified as a “qualified REIT subsidiary” (as defined in Section 856(i) of the Code) or other “disregarded entity” of REIT,

(A)
any Buyer that is a U.S. Buyer shall deliver to Seller on or prior to the date on which such Buyer becomes a Party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of IRS Form W-9 certifying that such Buyer is exempt from U.S. federal backup withholding tax;

(B)
any Buyer that is a Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be reasonably requested by Seller) on or prior to the date on which such Buyer becomes a Party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(I)
in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Program Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Program Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)	executed copies of IRS Form W-8ECI;

(III)
in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (x) a certificate to the effect that such Foreign Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Sections 871(h)(3) or 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y)

executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(IV)
to the extent a Foreign Buyer is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E,  a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)
any Buyer that is a Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested reasonably by Seller) on or prior to the date on which such Buyer becomes a Party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of any other form prescribed by Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Requirements of Law to permit Seller to determine the withholding or deduction required to be made; and

(D)
if a payment made to a Buyer under any Program Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that such Buyer has complied with such Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)	Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.

(f)           If any Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 30 (including by the payment of additional amounts pursuant to this Section 30), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 30 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 30(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 30(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 30(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 30(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)          Each party’s obligations under this Section 30 shall survive any assignment of rights by, or the replacement of, a Buyer or a Buyer assignee or participant, and the repayment, satisfaction or discharge of all obligations under any Program Document.

31.	U.S. TAX TREATMENT

Notwithstanding anything to the contrary in the Program Documents, each party to this Agreement acknowledges that it is its intent, for purposes of U.S. federal, state and local income and franchise taxes, to treat the Transactions as (i) indebtedness of Seller that is secured by the Purchased Assets, and the Purchased Assets as owned by Seller in the absence of an Event of Default by Seller that has occurred and is continuing and (ii) not giving rise to or resulting in treatment of all or part of Seller or any Transaction as a taxable mortgage pool (as defined in Section 7701(i) of the Code). All parties to this Agreement agree to the foregoing tax treatment and agree to take no action inconsistent with such treatment, unless required by law.

32.       USA PATRIOT ACT Buyer hereby notifies Seller that pursuant to the requirements of the PATRIOT Act, Buyer may be required to obtain, verify and record information that identifies Seller, Pledgor, Guarantor and Originator, which information includes the name, address, tax identification number and other information regarding Seller, Pledgor, Guarantor and Originator that will allow Buyer to identify Seller, Pledgor, Guarantor and Originator in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act.  Seller agrees to provide Buyer, from time to time, all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering and counter-terrorist financing laws, rules and regulations, including the PATRIOT Act.

33.	SET OFF

In addition to any rights and remedies of Buyer hereunder and by law, during the continuance of an Event of Default, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law to set-off and appropriate and apply against any obligation from Seller to Buyer or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit or the account of Seller to any obligations of Seller owing to Buyer under the Program Documents.  All such set-offs shall be subject to the priorities set forth in Section 5.  Buyer agrees promptly to notify Seller after any such set off and application made; provided, that neither the inability (upon Seller’s intervening bankruptcy or insolvency) nor failure Buyer to give such notice shall not affect the validity of such set off and application.

34.	MISCELLANEOUS

(a)          All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement.  In addition to the rights and remedies granted to it in this Agreement, to the extent applicable, Buyer shall have all rights and remedies of a secured party under the UCC.

(b)          The Program Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Any signed signature page to any Program Document delivered by electronic transmission in the portable document format (.pdf) or similar format shall treated in all respects as an original signed signature page.  To the extent applicable, the foregoing constitutes the election of the parties to invoke any law authorizing electronic signatures.

(c)          The headings in the Program Documents are for convenience of reference only and shall not affect the interpretation or construction of the Program Documents.

(d)         Without limiting the rights and remedies of Buyer under the Program Documents, Seller shall pay Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable out-of-pocket fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of and any amendment, supplement or modification to, the Program Documents and the Transactions thereunder.  Seller agrees to pay Buyer all reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorney’s fees of outside counsel) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Assets, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of the Collateral and for the custody, care or preservation of the Collateral (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise.  In addition, Seller agrees to pay Buyer on demand all reasonable costs and expenses (including reasonable expenses of outside counsel) incurred in connection with the maintenance of the Repo Collection Account or the Reserve Account and, subject to the other terms and conditions of this Agreement, registering the Collateral in the name of Buyer or its nominee.  All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.

(e)         Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f)          Seller hereby covenants to file all UCC financing statements required by Buyer in order to perfect its security interest created hereby in such rights and obligations granted above, it being agreed that Seller shall pay any and all fees required to file such financing statements.

(g)          This Agreement, the Fee Letter and each Confirmation contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(h)         The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights.  Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(i)           Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(j)          Buyer and Seller agree that neither party shall assert any claims against the other or against any of their respective Affiliates for special, indirect, consequential or punitive damages under this Agreement, any Program Document or any Transaction, all such damages and claims being hereby irrevocably waived.

(k)          Unless the context otherwise requires, whenever the words “including”, “include”, or “includes” are used herein, they shall be deemed to be followed by the phrase “without limitation”.

35.	RECOGNITION OF THE U.S. SPECIAL RESOLUTION REGIMES

(a)          In the event that MUFG Union Bank, N.A. becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement and any other Program Document (and any interest and obligation in or under, and any property securing, this Agreement or any other Program Document) from MUFG Union Bank, N.A will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime (and such provisions shall be applicable notwithstanding that this Agreement and each other Program Document is in fact governed by the laws of the United States or a state of the United States).

(b)          In the event that MUFG Union Bank, N.A or a BHC Act Affiliate of MUFG Union Bank, N.A becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement or any other Program Document that may be exercised against MUFG Union Bank, N.A are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime (and such provisions shall be applicable notwithstanding that this Agreement and each other Program Document is in fact governed by the laws of the United States or a state of the United States).

36.	ADMINISTRATIVE AGENT

Subject in all cases to the terms and conditions set forth in Section 19:

(a)        By execution of the related Approved Co-Buyer Agreement, each New Buyer that is an Assignee shall join this Agreement as party hereto and each Buyer hereby acknowledges and agrees that, upon the Syndication Date, MUFG shall be appointed as Administrative Agent, and each Buyer hereby irrevocably authorizes and directs Administrative Agent to act as agent for and in the best interest of Buyers and, subject to Section 36(b) and the related Approved Co-Buyer Agreement, but in all cases subject to Sections 19(b) and (c) of this Agreement, to (i) accept any grant of a security interest or pledge of Collateral or Pledged Collateral to “Buyer” as Administrative Agent for the ratable benefit of Buyers, and hold as the owner thereof for the ratable benefit of Buyers pursuant to the term and conditions of the Program Documents, any Purchased Assets or other Collateral transferred to “Buyer” by Seller pursuant to this Agreement and the other Program Documents, and (ii)  take such actions as Buyers are obligated or entitled to take under the provisions of this Agreement and the other Program Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. This Agreement is not intended to be, and shall not be construed to be, the formation of a partnership or joint venture between Administrative Agent and any Buyer. In performing its functions and duties under the Program Documents, Administrative Agent shall act solely as agent of Buyers and does not assume, and shall not be deemed to have assumed, any obligations toward or relationship of agency or trust with or for Seller.

(b)          Upon MUFG’s execution of an Approved Co-Buyer Agreement pursuant to the terms of Section 19(c) (the “Syndication Date”), MUFG shall accept the authorization and direction of Buyers set forth in Section 36(a) and act as administrative agent (the “Administrative Agent”) on behalf of each Buyer and, subject to the terms of the Program Documents and any Approved Co-Buyer Agreement, but in all cases subject to Sections 19(b) and (c), shall (i) perform each obligation of “Buyer” under the Program Documents on behalf of Buyers, except for any obligation of “Buyer” to fund any amounts hereunder; provided, that, each Buyer shall fund its portion of the Purchase Price hereunder in accordance with the terms hereof and of the related Approved Co-Buyer Agreement, (ii) accept any grant of a security interest or pledge of Collateral or Pledged Collateral to “Buyer” as Administrative Agent for the ratable benefit of Buyers, and hold as the owner thereof for the ratable benefit of Buyers pursuant to the term and conditions of the Program Documents, any Purchased Assets or other Collateral transferred to “Buyer” by Seller pursuant to this Agreement and the other Program Documents, (iii) exercise each right and remedy of “Buyer” under the Program Documents for the ratable benefit of Buyers and (iv) receive any notice directed to “Buyer” and communicate with Seller as required under the Program Documents on behalf of Buyers.

(c)          Except as expressly modified by the terms of the Approved Co-Buyer Agreement (which modifications may not reduce Seller’s rights or increase Seller’s obligations), this Agreement and each of the other Program Documents shall remain, in full force and effect in accordance with their respective terms; provided, however, that, subject in all cases to Sections 19(b) and (c), from and after the Syndication Date, (i) each reference in the Program Documents to the parties to this Agreement shall be deemed to include MUFG, as Administrative Agent on behalf of Buyers, and the Buyers from time to time party hereto and (ii) each reference in the Program Documents to “Buyer” shall be a reference to (x) Administrative Agent, for ratable benefit of Buyer, (y) Administrative Agent, on behalf of Buyer or (z) each Buyer in its individual capacity (including, without limitation, with respect to any reference to (1) Buyer’s obligation to fund Purchase Price and (2) Buyer’s right to receive any payment of Price Differential, Repurchase Price or any other amounts in reduction of the Purchase Price with respect to any Purchased Asset), in each case, as the context may require.

(d)         The agency created hereby shall in no way impair or affect any of the rights and powers of, or impose any additional duties or obligations upon, any Buyer that becomes Administrative Agent in accordance with the provisions of this Agreement in its individual capacity as a Buyer. With respect to its interest in the Transactions, except as specifically provided in this Agreement, Administrative Agent shall have the same rights and powers hereunder as a Buyer and may exercise the same as though it were not performing the duties and functions delegated to it, as Administrative Agent, hereunder. The term “Buyers” or “Buyer” or any similar term shall, unless the context clearly otherwise indicates, include any Buyer that becomes Administrative Agent in accordance with the provisions of this Agreement in its individual capacity as a Buyer and not as Administrative Agent. Administrative Agent, Buyers and each of their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Seller or any of its Affiliates (in each case not related to the Transactions) as if it were not performing its duties as Administrative Agent or Buyer (as applicable) specified herein, and may accept fees and other consideration from Seller or its Affiliates for services in connection therewith and otherwise without having to account for the same to Administrative Agent or the other Buyers, as applicable. Notwithstanding anything to the contrary set forth herein, MUFG shall not transfer or assign any of its rights or interest as Administrative Agent without the prior written consent of Seller in its sole and absolute discretion.

(e)         In furtherance of the authorizations set forth in this Section 36, each Buyer hereby irrevocably appoints Administrative Agent as its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Buyer (i) to enter into Program Documents and any amendments or modifications thereof in accordance with Section 19, (ii) to take action with respect to the Transactions and Program Documents to create, perfect, maintain, and preserve Buyers’ Liens therein, and (iii) to execute instruments of release and terminations or to take other action necessary to release Liens upon any Purchased Asset. This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to Administrative Agent’s power, as attorney, under this Agreement and the Program Documents. The powers and authorities herein conferred on Administrative Agent may be exercised by Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of Administrative Agent (or any Person acting on behalf of Administrative Agent pursuant to a valid power of attorney). The power of attorney conferred by this Section 36 to Administrative Agent is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Program Documents remain in effect.

(f)          Each Buyer acknowledges and agrees that so long as no Event of Default has occurred and is continuing, notwithstanding anything to the contrary contained in any Approved Co-Buyer Agreement or any similar document entered into between one or more Buyers on the one hand and the Administrative Agent and/or other Buyers on the other hand, Seller shall be entitled to deal with Administrative Agent as the exclusive representative of Buyers on all matters relating to the Transactions, this Agreement and each of the other Program Documents, and, subject to the terms hereof and the terms of the Approved Co-Buyer Agreement (in all cases, subject to the terms of Section 19(b) and (c) of this Agreement), each Buyer shall be bound by the acts of Administrative Agent with respect to the Transactions.

(g)         Administrative Agent shall administer and service its obligations under this Agreement and the other Program Documents, and shall make such decisions and take such actions as it shall in its reasonable judgment deem necessary, desirable or appropriate in connection therewith, in each case consistent with the Standard of Care.

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 IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

SELLER:

KREF LENDING IX LLC

By:	/s/ Patrick Mattson
Name: Patrick Mattson
Title: President and Chief Operating Officer

BUYER:

MUFG UNION BANK, N.A.

By:	/s/ Bernard A. Fernandez
Name: Bernard A. Fernandez
Title: Director